UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

KYMERA THERAPEUTICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KYMERA THERAPEUTICS, INC.

200 Arsenal Yards Blvd., Suite 230

Watertown, MA 02472

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To be held June 15, 2022

Notice is hereby given that the 2022 Annual Meeting of Stockholders, or Annual Meeting, of Kymera Therapeutics, Inc., will be held online on June 15, 2022 at 9:00 a.m. Eastern Time. Given the current unpredictability and continuing concerns surrounding the COVID-19 pandemic, the Annual Meeting will be a virtual meeting, which will be conducted via live webcast. You will be able to attend the meeting online and vote electronically at www.virtualshareholdermeeting.com/KYMR2022.

The purpose of the Annual Meeting is the following:

1.

To elect two class II directors to our board of directors, to serve until the 2025 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	To approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	To recommend, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

5.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Stockholders of record at the close of business on April 18, 2022, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You can find more information on each of the matters to be voted on at the Annual Meeting, including information regarding the nominees for election to our board of directors, in the accompanying proxy statement. The board of directors recommends a vote “FOR” the election of the two nominees for class II directors; “FOR” the advisory resolution to approve the compensation of our named executive officers, as disclosed in the accompanying proxy statement; “FOR” the recommendation, on an advisory basis, that future votes on the compensation of our named executive officers be on a yearly basis; and “FOR” the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2022, as disclosed in the accompanying proxy statement.

We are pleased to comply with the rules of the Securities and Exchange Commission that allow companies to distribute their proxy materials over the Internet under the “notice and access” approach. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or Notice of Availability, instead of a paper copy of our proxy materials and our Annual Report for the fiscal year ended December 31, 2021, or the 2021 Annual Report. We will mail the Notice of Availability on or about April 29, 2022, and it contains instructions on how to access those documents and to cast your vote over the Internet. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. If you would like to receive a printed copy of our proxy materials, including our proxy statement, our 2021 Annual Report and a form of proxy card, free of charge, please follow the instructions on the Notice of Availability.

In order to attend the Annual Meeting virtually, you will be required to enter the control number provided in the Notice of Availability or the proxy card at www.virtualshareholdermeeting.com/KYMR2022. Beneficial owners of shares held in street name will need to follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares. Please see the “General Information” section of the proxy statement that accompanies this notice for more details regarding the logistics of the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person.

Your vote is important. Whether or not you are able to attend the Annual Meeting and vote your shares online, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting, by submitting your proxy over the Internet or by telephone as described in the instructions included in the Notice of Availability or by signing, dating and returning the proxy card.

By order of the Board of Directors,

/s/ Nello Mainolfi
Nello Mainolfi
President and Chief Executive Officer

Watertown, Massachusetts

April 29, 2022

GENERAL INFORMATION	2
PROPOSAL NO. 1 – ELECTION OF CLASS II DIRECTORS	8
PROPOSAL NO. 2 – NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	15
PROPOSAL NO. 3 – NON-BINDING, ADVISORY VOTE ON THE PREFERRED FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	16
PROPOSAL NO. 4 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS KYMERA THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022	17
CORPORATE GOVERNANCE	19
COMPENSATION DISCUSSION AND ANALYSIS	26
DIRECTOR COMPENSATION	51
COMPENSATION COMMITTEE REPORT	53
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	54
PRINCIPAL STOCKHOLDERS	56
REPORT OF THE AUDIT COMMITTEE	59
HOUSEHOLDING	60
STOCKHOLDER PROPOSALS	60
OTHER MATTERS	60

KYMERA THERAPEUTICS, INC.

200 Arsenal Yards Blvd., Suite 230

Watertown, MA 02472

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2022

This proxy statement contains information about the 2022 Annual Meeting of Stockholders, or the Annual Meeting, of Kymera Therapeutics, Inc., which will be held on June 15, 2022 at 9:00 a.m. Eastern Time. Given the current unpredictability and continuing concerns surrounding the COVID-19 pandemic, the Annual Meeting will be a virtual meeting, which will be conducted via live webcast. You will be able to attend the meeting online and vote electronically at www.virtualshareholdermeeting.com/KYMR2022. The board of directors of Kymera Therapeutics, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “Kymera Therapeutics,” “we,” “us,” and “our” refer to Kymera Therapeutics, Inc. The mailing address of our principal executive office is Kymera Therapeutics, Inc., 200 Arsenal Yards Blvd., Suite 230, Watertown, Massachusetts 02472.

In order to attend the Annual Meeting virtually, you will be required to enter the control number provided in the Notice of Internet Availability of Proxy Materials, or Notice of Availability, or the proxy card at www.virtualshareholdermeeting.com/KYMR2022. Beneficial owners of shares held in street name will need to follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares. Please see the “General Information” section of the proxy statement for more details regarding the logistics of the virtual Annual Meeting. You will not be able to attend the 2022 Annual Meeting in person.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.

We made this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2021 available to stockholders on or about April 29, 2022.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 15, 2022:

This proxy statement and our 2021 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, or the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Kymera Therapeutics, Inc., 200 Arsenal Yards Blvd., Suite 230, Watertown, Massachusetts 02472, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are also available on the SEC’s website at www.sec.gov.

KYMERA THERAPEUTICS, INC

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 29, 2022, we will begin mailing the Notice of Availability. Our proxy materials, including the Notice of the 2022 Annual Meeting of Stockholders, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker, bank or other nominee), a voting instruction form, and the 2021 Annual Report to Stockholders, or the 2021 Annual Report, will be mailed or made available to stockholders on the Internet on or about the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our proxy materials. Therefore, the Notice of Availability was mailed to holders of record and beneficial owners of our common stock starting on or about April 29, 2022. The Notice of Availability provides instructions as to how stockholders may access and review our proxy materials, including the Notice of the 2022 Annual Meeting of Stockholders, this proxy statement, the proxy card and our 2021 Annual Report, on the website referred to in the Notice of Availability or, alternatively, how to request that a printed copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Availability also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice of Availability and our Notice of the 2022 Annual Meeting of Stockholders, this proxy statement and our 2021 Annual Report are available on our website, no other information contained on either website is incorporated by reference in, or considered to be a part of, this proxy statement.

Who is soliciting my vote?

Our board of directors is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on, April 18, 2022.

How many votes can be cast by all stockholders?

There were 51,721,827 shares of our common stock, par value $0.0001 per share, outstanding on April 18, 2022, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of the Stockholders on June 15, 2022, or the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. None of our shares of undesignated preferred stock were outstanding as of April 18, 2022.

How do I vote?

If you are a stockholder of record, there are several ways for you to vote your shares.

•

By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, by following the instructions at that site for submitting your proxy electronically. You will be required to enter the control number provided in the Notice of Availability or the proxy card. Votes submitted through the Internet must be received no later than 11:59 p.m. Eastern Time on June 14, 2022.

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will be required to provide the control number provided in the Notice of Availability or the proxy card. Votes submitted by telephone must be received no later than 11:59 p.m. Eastern Time on June 14, 2022.

•

By Mail. If you requested and received a printed copy of the proxy materials, you may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. Votes submitted through the mail must be received no later than June 14, 2022.

•

During the Annual Meeting. You may vote your shares during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/KYMR2022. You will be required to enter the control number provided in the Notice of Availability or the proxy card. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If the Annual Meeting is adjourned or postponed, the deadlines above may be extended.

If you are a beneficial owner of shares held in “street name” by your broker, bank or other nominee, you should have received a voting instruction form with these proxy materials from your broker, bank or other nominee rather than from us. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares will depend on the voting processes of the broker, bank or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction form and any other materials that you receive from that organization. If you hold your shares of Kymera Therapeutics common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement, and as the persons named as proxies in the proxy card may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

How can I virtually attend the Annual Meeting?

To attend and participate in the Annual Meeting, stockholders will need to access the live webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/KYMR2022 and enter the control number provided in the Notice of Availability. Beneficial owners of shares held in street name will need to follow the instructions provided in the voting instructions form by the broker, bank or other nominee that holds their shares.

The live webcast of the Annual Meeting will begin promptly at 9:00 a.m. Eastern Time on June 15, 2022. We encourage stockholders to login to this website and access the webcast before the Annual Meeting’s start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time in advance of the meeting for check-in procedures.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.

If you wish to submit a question during the Annual Meeting, you may log into, and submit a question on, the virtual meeting platform at www.virtualshareholdermeeting.com/KYMR2022 and following the instructions there. Only stockholders will be able to submit a question. Stockholders will be able to be submit questions upon logging into the virtual platform 15 minutes prior to the start of the Annual Meeting. The question portal will close after the preliminary results of the voting are reported. In order to provide an opportunity to as many stockholders as possible who wish to ask a question, each stockholder will be limited to one question. We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Questions regarding topics that are not pertinent to meeting matters or company business will not be answered.

How do I revoke my proxy?

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice of Availability and submitting a new vote by Internet, telephone or mail using the procedures described in the “How do I Vote?” section above before the applicable deadline, (2) attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our corporate secretary. Any written notice of revocation or subsequent proxy card must be received by our corporate secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our corporate secretary or sent to our principal executive offices at Kymera Therapeutics, Inc., 200 Arsenal Yards Blvd., Suite 230, Watertown, Massachusetts 02472, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?

Our Second Amended and Restated Bylaws, or bylaws, provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

How is the vote counted?

Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Fourth Amended and Restated Certificate of Incorporation, or certificate of incorporation, or bylaws.

Each holder of common stock is entitled to one vote for each share held by such stockholder as of the record date on each matter to come before the Annual Meeting, including the election of a director. Votes cast during the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.

If your shares are held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, the broker, bank or other nominee will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Each of Proposal No. 1, Proposal No. 2 and Proposal No. 3 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to these proposals, your broker, bank or other nominee may not vote for this proposal, and those votes will be counted as broker “non-votes.” Proposal No. 4 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.

To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast on the proposal, meaning that the two director nominees receiving the most votes will be elected. Shares voting “withheld” have no effect on the election of directors.

The vote required, and the method of calculation, for each proposal at the Annual Meeting is described below.

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No

Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers	Majority	No

Recommendation, on a Non-Binding, Advisory Basis, of the Preferred Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers	Highest Number of Affirmative Votes	No

Approval of the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm	Majority	Yes

Proposal One – Election of Directors

The two class II director nominees receiving the highest number of votes, in person or by proxy, will be elected. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or you may vote “FOR” all nominees except for any nominee you “WITHHOLD” by specifying the name of the nominee on your proxy card. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two – Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on this proposal. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal Three – Recommendation, on a Non-Binding, Advisory Basis, of the Preferred Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers

The frequency of “one year,” “two years,” or “three years” that receives the highest number of affirmative votes properly cast on this proposal will be deemed the preferred frequency with which we hold a non-binding, advisory vote on the compensation of our named executive officers. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on this proposal. This proposal is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal Four-Approval of the Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this proposal, your shares will not be counted as “votes cast” with respect to this proposal, and the abstention will have no effect on the proposal. This proposal is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on this proposal.

Who pays the cost for soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice of Availability and our proxy materials and soliciting votes. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.

How may stockholders submit matters for consideration at an annual meeting?

The required notice must be in writing and received by our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is convened more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, or if no annual meeting were held in the preceding year, a stockholder’s notice must be so received not later than the close of business on the later of (A) the 90th day prior to the scheduled date of such annual meeting or (B) the tenth day following the day on which public announcement of the date of such annual meeting was first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders in 2023 must also satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than December 30, 2022. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

How can I know the voting results?

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS

Our board of directors currently consists of ten members. In accordance with the terms of our certificate of incorporation and bylaws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Pamela Esposito, Ph.D., Gorjan Hrustanovic, Ph.D. and Donald W. Nicholson, Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2024;

•	the class II directors are Jeffrey Albers, J.D., MBA, Steven Hall, Ph.D. and Joanna Horobin, M.B., Ch.B., and their terms will expire at the Annual Meeting; and

•

the class III directors are Bruce Booth, D.Phil., Elena Ridloff, CFA, John Maraganore, Ph.D. and Nello Mainolfi, Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2023.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares then entitled to vote at an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors has nominated Jeffrey Albers, J.D., MBA and Joanna Horobin, M.B., Ch.B. for election as the class II directors at the Annual Meeting. Both of the nominees are currently directors, and both have indicated a willingness to continue to serve as a director, if elected. Steven Hall, Ph.D., who is currently serving on our board of directors, was not nominated for election at the Annual Meeting and his term as a director will end at the Annual Meeting.

Our Nominating and Corporate Governance Committee Policies and Procedures for Director Candidates, or the Director Guidelines, provide that the value of diversity should be considered in determining director candidates as well as other factors such as a candidate’s character, judgment, skills, education, expertise and absence of conflicts of interest. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape in which we operate and adherence to high ethical standards.

Board Diversity Matrix

In accordance with Nasdaq’s new Board Diversity Rules (Rule 5605(f) and Rule 5606), the following Board Diversity Matrix presents our board diversity statistics. The rule’s minimum diversity objective is two diverse directors, including one who self-identifies as female, and one who self-identifies as either an underrepresented minority or LGBTQ+. “Underrepresented Minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. “Two or More Races or Ethnicities” means a person who identifies with more than one of the following categories: White (not of Hispanic or Latinx origin), Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander. Our board currently includes two directors who self-identify as female, and no directors that self-identify as an underrepresented minority or as LGBTQ+.

As of April 29, 2022
Total Number of Directors	10
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	1
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

In addition to the information presented below regarding each of the nominees and continuing directors’ specific experience, qualifications, attributes and skills that our board of directors and our nominating and corporate governance committee considered in determining that he or she should serve as a director, we also believe that each of our directors has demonstrated business acumen, integrity and an ability to exercise sound judgment, as well as a commitment of service to Kymera Therapeutics and our board of directors.

Nominees for Election as Class II Directors

The following table identifies our director nominees, and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2022.

Name	Positions and Offices Held with Kymera Therapeutics	Director Since	Age
Jeffrey Albers, J.D., MBA	Director	2020	50
Joanna Horobin, M.B., Ch.B.	Director	2018	67

Jeffrey Albers, J.D., MBA. Mr. Albers has served as a member of our board of directors since July 2020. Mr. Albers has more than 15 years of experience bringing important new medicines to patients with cancer and rare diseases in leadership roles in the biopharmaceutical industry. He has served as Executive Chairman of the board of directors of Blueprint Medicines Corp., or Blueprint, since April 2022 and previously served as Blueprint’s President and Chief Executive Officer from July 2014 to April 2022, and as a member of the board of directors since July 2014. He led the research-stage company through an initial public offering and now to a fully integrated, global biotechnology company. Mr. Albers previously served as President of Algeta ASA from January 2012 to April 2014, where he oversaw the successful commercial launch of a targeted cancer therapy prior to the company’s acquisition by Bayer. Prior to Algeta, he held senior commercial and corporate development positions at Genzyme (now a division of Sanofi) from July 2005 to November 2011, most recently as vice president of the U.S. hematology and oncology business unit. Earlier in his career from 2000 to 2005, Mr. Albers was a life sciences corporate attorney at Mintz Levin Cohn Ferris Glovsky & Popeo. He currently serves on the board of directors of Magenta Therapeutics, Inc., a publicly traded biotechnology company, and is on the Board of Advisors for Life Sciences Cares. He holds a B.S. from Indiana University and an MBA and J.D. from Georgetown University. We believe that Mr. Albers is qualified to serve on our board of directors due to his broad leadership experience in the life sciences industry.

Joanna Horobin, M.B., Ch.B. Dr. Horobin has served as a member of our board of directors since May 2018. Dr. Horobin served as the Senior Vice President and Chief Medical Officer of Idera Pharmaceuticals, Inc., or Idera, a publicly traded clinical-stage biopharmaceutical company focused on the clinical development, and ultimately the commercialization, of drug candidates for both oncology and rare disease indications, from November 2015 until July 2019. Prior to joining Idera, Dr. Horobin served as the Chief Medical Officer of Verastem, Inc., a publicly traded biopharmaceutical company focused on developing and commercializing medicines to improve the survival and quality of life of cancer patients, from September 2012 to July 2015. Dr. Horobin currently serves as a non-executive director of Nordic Nanovector ASA (publicly traded on the Oslo Stock Exchange), a member of the board of directors of Liquidia Corporation, a publicly traded biotechnology company, a member of the board of Vyant Bio Inc., and chair of the board of directors of iOnctura SA. Dr. Horobin received her medical degree from the University of Manchester, England. We believe Dr. Horobin is qualified to serve on our board of directors due to her extensive industry experience and knowledge in drug development and commercialization.

Vote Required and Board of Directors’ Recommendation

The two nominees for class II director who receive the most votes (also known as a plurality) will be elected. Shares that are voted “withheld” and broker non-votes will have no effect on the election of directors.

The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as directors, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.

The proposal for the election of directors relates solely to the election of class II directors nominated by our board of directors.

The board of directors recommends voting “FOR” the election of Jeffrey Albers, J.D., MBA and Joanna Horobin, M.B., Ch.B. as the class II directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2025.

Directors Continuing in Office

The following table identifies our continuing directors, and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2022.

Name	Position and Offices Held with Kymera Therapeutics	Director Since	Class and Year in Which Term Will Expire	Age
Pamela Esposito, Ph.D.	Director	2020	Class I – 2024	48
Gorjan Hrustanovic, Ph.D.	Director	2020	Class I – 2024	33
Donald W. Nicholson, Ph.D.	Director	2017	Class I – 2024	64
Bruce Booth, D.Phil.	Director	2015	Class III – 2023	48
Nello Mainolfi, Ph.D.	Founder, President, Chief Executive Officer and Director	2019	Class III – 2023	43
John Maraganore, Ph.D.	Director	2022	Class III – 2023	59
Elena Ridloff, CFA	Director	2021	Class III – 2023	42

Class I Directors (Term Expires at the 2024 Annual Meeting of Stockholders)

Pamela Esposito, Ph.D. Dr. Esposito has served as a member of our board of directors since September 2020. She has served as Chief Business Officer of Replimune Group, Inc. since 2015. Dr. Esposito is also a member of the board of directors of Accent Therapeutics, a private oncology company. Previous to her position at Replimune, she was Chief Business Officer at Ra Pharmaceuticals, Inc. from 2013 to 2015. As a member of Ra Pharmaceuticals, Inc.’s senior management team, Dr. Esposito played a leadership role in strategy, helping Ra Pharmaceuticals, Inc. transform from a discovery platform to a clinical-stage company. Prior to Ra Pharmaceuticals, Inc., from 2010 to 2011, she was Vice President of Business Development at BioVex Group, Inc. Dr. Esposito earned a Ph.D. in Pharmacology from Tufts University School of Medicine in 2002 and a B.A. in Biochemistry/Molecular Biology from Dartmouth College. We believe Dr. Esposito is qualified to serve on our board of directors because of her extensive experience in the life sciences industry in operational roles for high-growth life science companies.

Gorjan Hrustanovic, Ph.D. Dr. Hrustanovic has served as a member of our board of directors since March 2020. Dr. Hrustanovic is a Managing Director at BVF Partners L.P. where he focuses on biotechnology and therapeutic investments. Dr. Hrustanovic is a member of the board of directors of Olema Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, as well as Rain Therapeutics, Inc., a publicly-traded biopharmaceutical company, and serves as a member on the boards of directors of several privately held companies. Dr. Hrustanovic received his B.S. in molecular biology and economics/management science from the University of California, San Diego and a Ph.D. in Biomedical Sciences, Cancer Biology and Cell Signaling from the University of California, San Francisco. We believe Dr. Hrustanovic is qualified to serve as a member of our board of directors due to his experience in the life sciences industry as a venture capitalist and a director.

Donald W. Nicholson, Ph.D. Dr. Nicholson has served as a member of our board of directors since November 2017. Dr. Nicholson is the former chief executive officer of Nimbus Therapeutics, LLC, or Nimbus, serving from August 2014 to October 2018. Prior to joining Nimbus, Dr. Nicholson held various strategic, leadership and operational roles in diverse therapeutic areas, including respiratory, inflammation, immunology, bone, endocrine, urology, infectious disease and neurosciences at Merck from April 1998 to July 2013. Dr. Nicholson has co-authored more than 150 publications in peer-reviewed scientific and medical journals and is internationally recognized for his contributions to the field of apoptotic cell death. He also serves as a member on the board of directors of Generation Bio and is chairman of the board of Disc Medicine, Jnana Therapeutics, Muna Therapeutics and NodThera. Dr. Nicholson received his Ph.D. and an Honors B.Sc. degree in Biochemistry from the University of Western Ontario, and trained as a Medical Research Council postdoctoral fellow at the University of Munich in Germany. We believe Dr. Nicholson is qualified to serve as a member of our board of directors due to his extensive experience in leadership positions throughout the life sciences industry and his strong scientific background.

Class III Directors (Term Expires at the 2023 Annual Meeting of Stockholders)

Bruce Booth, D.Phil. Dr. Booth has served as Chairman of our board of directors and has been a member of our board of directors since September 2015. Dr. Booth was our co-founder, President and Chief Executive Officer from September 2015 to August 2017. Dr. Booth joined Atlas Venture in 2005, and currently serves as a partner of Atlas Venture. Previously, from 2004 to 2005, Dr. Booth was a principal at Caxton Health Holdings L.L.C., a healthcare-focused investment firm, where he focused on the firm’s venture capital activities. Dr. Booth currently serves on the board of several public and privately held companies, including Magenta Therapeutics, Inc., AvroBio, Inc., Nimbus Therapeutics, LLC, HotSpot Therapeutics, Inc., Arkuda Therapeutics, Inc., Vigil Neurosciences, Inc., Matchpoint Therapeutics, Inc. and Sionna Therapeutics, Inc. Dr. Booth previously served on the boards of directors of Miragen Therapeutics, Inc. and Zafgen, Inc. Dr. Booth holds a D.Phil. in molecular immunology from Oxford University’s Nuffield Department of Medicine and a B.S. in biochemistry from Pennsylvania State University. Dr. Booth’s qualifications to sit on our board of directors include his extensive leadership, executive, managerial and business experience with life sciences companies, including experience in the formation, development, and business strategy of multiple start-up companies in the life sciences sector.

Nello Mainolfi, Ph.D. Dr. Mainolfi has served as our co-founder, President, Chief Executive Officer and a member of our board of directors since November 2019. Previously, Dr. Mainolfi served as President and Chief Scientific Officer from June 2019 to November 2019, Chief Scientific Officer from January 2019 to June 2019, Chief Technology Officer from October 2017 to January 2019, and Vice President of Drug Discovery from May 2016 to September 2017. Prior to founding Kymera, Dr. Mainolfi was an entrepreneur in residence at Atlas Venture from January 2016 to June 2018 and has since transitioned to a role as an advisor. From January 2015 to April 2016, Dr. Mainolfi also held various roles at Raze Therapeutics, Inc., including as the Senior Director, Head of Drug Discovery from January 2016 to April 2016 and as Director, Head of Chemistry from January 2015 to January 2016. Prior to that, Dr. Mainolfi worked at the Novartis Institutes for Biomedical Research from October 2007 to January 2015, leading teams to identify multiple novel potential medicines that have entered clinical development across a series of disease areas. Dr. Mainolfi holds a Ph.D. from King’s College, University of London and a BSc from Queen Mary, University of London. We believe Dr. Mainolfi is qualified to serve as a member of our board of directors due to his significant history with the company, as well as his extensive experience in drug development and the life sciences industry.

John Maraganore, Ph.D. has served as a member of our board of directors since January 2022. Dr. Maraganore is currently a Venture Partner at ARCH Venture Partners, a Venture Advisor at Atlas Ventures, and an Executive Partner at RTW Investments. Previously, Dr. Maraganore served as the Chief Executive Officer and a member of the Board of Directors of Alnylam Pharmaceuticals, Inc. from December 2002 to December 2021, and as President of Alnylam from December 2002 to December 2007. He currently serves on the Alnylam Scientific Advisory Board. Dr. Maraganore is a member of the Board of Directors of Agios Pharmaceuticals, Inc., Beam Therapeutics Inc. and a member on the Board of the Biotechnology Industry Organization, of which he was previously Chair, and as a member of the BIO Executive Committee. He also previously served on the board of directors of bluebird bio, Inc. from January 2012 to September 2017. Dr. Maraganore holds a B.A. in biological sciences from the University of Chicago and an M.S. and a Ph.D. in biochemistry and molecular biology from the University of Chicago. We believe that Dr. Maraganore’s experience as chief executive officer of a public biotechnology company and as a board member of other public biotechnology companies qualify him to serve as a member of our board of directors.

Elena Ridloff, CFA. Ms. Ridloff has served as a member of our board of directors since March 2021. Ms. Ridloff has served as the Chief Financial Officer of Sionna Therapeutics, Inc., a life sciences company, since September 2021. Ms. Ridloff previously served as the Executive Vice President, Chief Financial Officer of ACADIA Pharmaceuticals Inc., or ACADIA, a publicly traded pharmaceutical company. Ms. Ridloff joined ACADIA in April 2018 as Senior Vice President, Investor Relations, where she led investor and financial communications activities, and served as ACADIA’s Chief Financial Officer from October 2018 to September 2021. Before ACADIA, Ms. Ridloff held various roles at Alexion Pharmaceuticals, Inc., or Alexion, including

Executive Director, Investor Relations from April 2014 to January 2016, and Vice President, Investor Relations from January 2016 to March 2018. Ms. Ridloff also served as a member of Alexion’s Operating Committee. Prior to joining Alexion, Ms. Ridloff served as the Chief Executive Officer and Managing Member of BIOVISIO, an independent consulting firm providing strategic, financial and investor relations counsel to the life sciences industry, from January 2012 to April 2014. Ms. Ridloff also spent over a decade as an institutional investor and from July 2005 to January 2012 served as Managing Director at Maverick Capital, a hedge fund, where she was responsible for investments in the biotechnology, pharmaceutical, medical device and life science sectors. Ms. Ridloff earned her B.A. in history and sociology of science from the University of Pennsylvania, and is a Chartered Financial Analyst. Ms. Ridloff also serves as a member on the board of directors of Kronos Bio, Inc. (Nasdaq: KRON). We believe Ms. Ridloff is qualified to serve on our board of directors due to her financial and accounting expertise and her experience in the finance and life sciences industries.

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director. There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.

Departing Director

The following table sets forth the principal occupation and business experience during the last five years of our departing director, Dr. Steven Hall, as well as his age as of April 1, 2022.

Name	Positions and Offices Held with Kymera Therapeutics	Director Since	Age
Steven Hall, Ph.D.	Director	2017	67

Steven Hall, Ph.D. Dr. Hall has been a member of our board of directors since August 2017. Dr. Hall was employed as a venture capital investor with LV Management Group, which managed investments for Lilly Ventures from May 2009 until December 2020. In addition, Dr. Hall currently serves as President and Chief Executive Officer of Esanex, Inc. Dr. Hall has held multiple research management positions at companies including Serenex, Inc., Eli Lilly and Company, Sphinx Inc, and Bristol Myers Squibb Company. Dr. Hall is the author of more than forty papers and sixty patents. Dr. Hall has served on the board of several privately held life sciences companies, as well as two public companies, Cerulean Inc. and FORMA Therapeutics, Inc. Dr. Hall holds a B.S. in chemistry from Central Michigan University and a Ph.D. in organic chemistry from Massachusetts Institute of Technology.

Dr. Hall will be departing from the board of directors following the Annual Meeting, and Kymera thanks him for his service as a director.

Executive Officers Who Are Not Directors

The following table identifies our executive officers who are not directors, and sets forth their current positions at Kymera Therapeutics and their ages as of April 1, 2022.

Name	Position Held with Kymera Therapeutics	Officer Since	Age
Jared Gollob, M.D.	Chief Medical Officer	2018	58
Bruce Jacobs, CFA, MBA	Chief Financial Officer	2019	52
Elaine Caughey, MBA	Chief Business Officer	2021	52

Jared Gollob, M.D. Dr. Gollob has served as our Chief Medical Officer since September 2018. Prior to joining Kymera, Dr. Gollob was Vice President of Clinical Development and Global Vice President of Medical Affairs for Amyloidosis from June 2012 to August 2018 and Senior Director, Clinical Research from October 2007 to May 2012 at Alnylam Pharmaceuticals, Inc., where he led early and late stage clinical programs in infectious disease, oncology, and amyloidosis that provided that first proof of concept in humans for RNA interference therapeutics. Dr. Gollob has previously held academic positions at Harvard Medical School and Duke University School of Medicine, and was on staff at Dana-Farber Cancer Institute, Beth Israel Deaconess Medical Center and Duke University Medical Center, where he was engaged in both clinical and laboratory research in oncology and immunology. Dr. Gollob received his B.A. and M.D. from Columbia University and completed clinical training in internal medicine and medical oncology at Massachusetts General Hospital and the Dana-Farber Cancer Institute, respectively.

Bruce Jacobs, CFA, MBA. Mr. Jacobs has served as our Chief Financial Officer since July 2019. Mr. Jacobs has more than 25 years of experience in health care financial services, investment banking and equity research. He was previously managing partner for Westfield Capital Management, or Westfield, a Boston-based equity investment firm from April 2004 to June 2019, also serving on Westfield’s management committee and as health care team lead. Mr. Jacobs graduated magna cum laude from the Wharton School of the University of Pennsylvania, earned an MBA from the Harvard Business School and is a Chartered Financial Analyst. Mr. Jacobs currently serves on the board of directors of the Boys & Girls Clubs of Boston and on the Board of Advisors for Life Sciences Cares.

Elaine Caughey, MBA. Ms. Caughey has served as our Chief Business Officer since June 2021. Prior to joining Kymera, Ms. Caughey served as Chief Business Officer of Cygnal Therapeutics from December 2019 to April 2021, and as a consultant for The Blackstone Group from February 2019 to December 2019, where she executed and oversaw due diligence and commercial analyses in later stage life sciences investments. Prior to that, from February 2010 to November 2016, Ms. Caughey was in business development and corporate strategy at Biogen, leading in-licensing, M&A and divestitures for the R&D pipeline. At Biogen she also was Head of Strategy & Operations, Global Market Access, responsible for market access strategy and execution across multiple sclerosis and neurodegenerative marketed products with combined revenues of $9 billion. Ms. Caughey holds a Bachelor of Arts in Economics from Wellesley College and a Masters in Business Administration from Harvard Business School.

The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified in this proxy statement, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer. There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

PROPOSAL NO. 2 – NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This is commonly known as a “Say-on-Pay” proposal.

This vote is not intended to address any specific item of compensation, but rather the overall compensation our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are strongly aligned with our stockholders’ interests and are consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment. Accordingly, we are asking our stockholders to vote for the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory, and therefore not binding on us, the board of directors, or our compensation committee. However, our board of directors and compensation committee value your opinion and intend to consider the outcome of the vote when making compensation decisions in the future.

Vote Required and Board of Directors’ Recommendation

A majority of the votes properly cast FOR this proposal is required to approve, on an advisory basis, the compensation of our named executive officers. Shares that are voted “abstain” and broker non-votes will have no effect on the outcome of this proposal.

The board of directors recommends voting “FOR” Proposal No. 2 to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

PROPOSAL NO. 3 – NON-BINDING, ADVISORY VOTE ON THE PREFERRED FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act also provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should hold future Say-on-Pay votes. We are asking our stockholders whether our future Say-on-Pay votes should occur every one, two, or three years. Stockholders may also abstain from voting.

The vote on this proposal is advisory; therefore, it is not binding on the Company, our board of directors or our compensation committee. We may determine in the future that it is in the best interests of the Company and our stockholders to hold Say-on-Pay votes more or less frequently than the frequency indicated by stockholders in voting on this proposal or as currently recommended by our board of directors. However, we plan to consider the results of the vote on this proposal in determining the frequency of our Say-on-Pay votes because we value the opinions of our stockholders.

Currently, we believe that it is in the best interests of the Company and our stockholders to hold a Say-on-Pay vote every year, and this is the frequency recommended by our board of directors. We believe this frequency will enable our stockholders to vote, on a non-binding, advisory basis, on our most recent executive compensation practices and decisions as presented in our annual proxy statements, which will lead to greater transparency and more meaningful and timely communication between the Company and our stockholders regarding the compensation of our named executive officers. Accordingly, we ask our stockholders to indicate their preferred voting frequency by voting for every “one year,” “two years,” or “three years” (or abstaining from voting) in response to the following resolution at the Annual Meeting:

RESOLVED, that the alternative of every one year, two years, or three years that receives the highest number of votes cast by stockholders in person or by proxy at this meeting will be deemed the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers.

Vote Required and Board of Directors’ Recommendation

Stockholders will not be voting to approve or disapprove of the recommendation of our board of directors. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two, or three years, or abstaining). The option that receives the highest number of votes properly cast will be deemed to be the frequency preferred by our stockholders. Shares that are voted “abstain” and broker non-votes will have no effect on the outcome of this proposal.

The board of directors recommends a vote, on a non-binding, advisory basis, for “ONE YEAR” as the preferred frequency for the advisory vote on the compensation of our named executed officers.

PROPOSAL NO. 4 – RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS KYMERA THERAPEUTICS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

Kymera Therapeutics’ stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Ernst & Young LLP as Kymera Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as Kymera Therapeutics’ independent registered public accounting firm since 2018.

The audit committee is solely responsible for selecting Kymera Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2022. Stockholder approval is not required to appoint Ernst & Young LLP as Kymera Therapeutics’ independent registered public accounting firm. However, the board of directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Kymera Therapeutics and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2021 and 2020.

Fee Category	Fiscal Year 2021 ($)	Fiscal Year 2020 ($)
Audit fees(1)	$1,137,000	$1,167,116
Audit-related fees(2)	—	—
Tax fees(3)	45,900	25,000
All other fees(4)	—	—

Total Fees	$1,182,900	$1,192,116

(1)

Audit fees consist of fees for the audit of our annual financial statements, the review of our interim financial statements included in our quarterly reports on Form 10-Q and fees related to our initial public offering in August 2020, our follow-on public offering in July 2021 and our ongoing at-the-market offering, including in connection with the preparation of comfort letters and consents.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit fees”. There were no audit-related fees in fiscal years 2021 and 2020.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning.
(4)	There were no other fees for fiscal years 2021 and 2020.

Audit Committee Pre-approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During fiscal years 2021 and 2020, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Vote Required and Board of Directors’ Recommendation

A majority of the votes properly cast FOR this proposal is required to ratify the appointment of our independent public accountant. Shares that are voted “abstain” and broker non-votes will have no effect on the outcome of this proposal.

The board of directors recommends voting “FOR” Proposal No. 4 to ratify the appointment of Ernst & Young LLP as Kymera Therapeutics’ independent registered public accounting firm for the fiscal year ending December 31, 2022.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board of directors, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee recommended nominee for a position on our board of directors are as follows:

•	Nominees should demonstrate high standards of personal and professional ethics and integrity.

•	Nominees should have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

•	Nominees should have skills that are complementary to those of the existing board.

•	Nominees should have the ability to assist and support management and make significant contributions to the company’s success.

•

Nominees should have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder proposals should be addressed to Kymera Therapeutics, Inc., 200 Arsenal Yards Blvd., Suite 230, Watertown, Massachusetts 02472, Attention: Corporate Secretary. Assuming that biographical and background material have been provided on a timely basis in accordance with our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.

Director Independence

Applicable Nasdaq Global Market, or Nasdaq, rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that all members of the board of directors, except Nello Mainolfi, Ph.D., are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our board of directors considered the relationships that each director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the potential deemed beneficial ownership of our capital stock by each director, including non-employee directors that are affiliated with certain of our major stockholders. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Dr. Mainolfi is not an independent director under these rules because he is currently employed as the chief executive officer of the company.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee operates under a charter that satisfies the applicable standards of the SEC and Nasdaq. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, nominating and corporate governance committee is posted on the corporate governance section of our website, https://investors.kymeratx.com/corporate-governance.

The table below shows current membership for each of the standing committees of our board of directors.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Elena Ridloff, CFA*	Steven Hall, Ph.D.*	Bruce Booth, D.Phil.*

Pamela Esposito, Ph.D.	Jeffrey Albers, J.D., MBA	Pamela Esposito, Ph.D.

Joanna Horobin, M.B., Ch.B.	Donald W. Nicholson, Ph.D.	Joanna Horobin, M.B., Ch.B Gorjan Hrustanovic, Ph.D.

*	Denotes committee chair.

Audit Committee

Elena Ridloff, CFA, Pamela Esposito, Ph.D., and Joanna Horobin, M.B., Ch.B. serve on the audit committee, which is chaired by Elena Ridloff, CFA. Our board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined by the rules of the SEC and Nasdaq, and that each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Elena Ridloff, CFA as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2021, the audit committee met four times and acted via written consent once. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•

monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

Steven Hall, Ph.D., Jeffrey Albers, J.D., MBA and Donald W. Nicholson, Ph.D. serve on the compensation committee, which is chaired by Steven Hall, Ph.D. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2021, the compensation committee met seven times and acted via written consent four times. Following the expiration of Dr. Hall’s term as a director, our board of directors expects to appoint a new member of the compensation committee who is also “independent” as defined under the applicable Nasdaq rules. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our chief executive officer;

•

evaluating the performance of our chief executive officer in light of such corporate goals and objectives and, based on such evaluation, (i) recommending to the board of directors the cash compensation of our chief executive officer and (ii) reviewing and recommending to the board of directors any grants and awards to our chief executive officer under equity-based plans;

•	reviewing and approving the cash compensation of our other executive officers;

•	reviewing and establishing our overall management compensation philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the board of directors the compensation of our directors;

•	preparing our compensation committee report if and when required by SEC rules;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” to be included in our annual proxy statement; and

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Bruce Booth, D. Phil., Pamela Esposito, Ph.D., Joanna Horobin, M.B., Ch.B. and Gorjan Hrustanovic, Ph.D. serve on the nominating and corporate governance committee, which is chaired by Bruce Booth, D.Phil. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2021, the nominating and corporate governance committee acted via written consent two times. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

The nominating and corporate governance committee considers candidates for board of director membership suggested by its members and our chief executive officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our board of directors. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Proposals.” The nominating and corporate governance committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Proposals.”

Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.

Board and Committee Meetings Attendance

The full board of directors met four times and acted via written consent three times during 2021. During 2021, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director), and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Directors are responsible for attending the annual meeting of stockholders to the extent practicable. All of the members of our board of directors who were then directors attended our 2021 annual meeting of stockholders.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy expressly prohibits derivative transactions of our stock by our executive officers, directors and employees. Our insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at https://investors.kymeratx.com/corporate-governance. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure and Board’s Role in Risk Oversight

Currently, the role of chairperson of the board is separated from the role of chief executive officer, and we plan to keep these roles separate. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairperson of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairperson, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and our corporate governance guidelines do not require that our chairperson and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communication with the Directors of Kymera Therapeutics

Any interested party with concerns about our company may report such concerns to the board of directors or the chairperson of our board of directors and nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Kymera Therapeutics, Inc.

200 Arsenal Yards Blvd., Suite 230

Watertown, Massachusetts 02472

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

A copy of any such written communication may also be forwarded to Kymera Therapeutics’ legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with Kymera Therapeutics’ legal counsel, with independent advisors, with non-management directors, or with Kymera Therapeutics’ management, or may take other action or no action as the director determines in good faith, using reasonable judgment and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by Kymera Therapeutics regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Kymera Therapeutics has also established a third-party website, https://whistleblowerservices.com/kymeratx, and toll-free telephone number, (877) 306-2141, for the reporting of such activity.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation committee is responsible for reviewing and approving, or recommending for approval by the board of directors, the compensation of our named executive officers, including base salary, cash and equity incentive compensation levels, severance arrangements, change-in-control benefits and other forms of executive compensation. This committee is also responsible for evaluating our company’s performance against its goals and making related recommendations to our board of directors, assessing the performance of our named executive officers, and ensuring our compensation program is aligned with the objectives described below and competitive with those of other companies in our industry that compete with us for talent. This section discusses the principles underlying our compensation committee’s policies and decisions with respect to the compensation of our named executive officers.

For 2021, our named executive officers were as follows:

•	Nello Mainolfi, Ph.D., our Founder, President and Chief Executive Officer;

•	Bruce Jacobs, CFA, MBA our Chief Financial Officer;

•	Jared Gollob, M.D., our Chief Medical Officer;

•	Elaine Caughey, MBA our Chief Business Officer; and

•	Richard Chesworth, Ph.D., our Former Chief Scientific Officer.

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Fiscal Year 2021 Performance Highlights and Achievement of 2021 Corporate Goals

We are a biopharmaceutical company focused on discovering and developing novel small molecule therapeutics that selectively degrade disease-causing proteins by harnessing the body’s own natural protein degradation system. Our proprietary targeted protein degradation, or TPD, platform, which we refer to as Pegasus™, allows us to discover highly selective small molecule protein degraders with activity against disease-causing proteins throughout the body. We believe that our small molecule protein degraders have unique advantages over existing therapies and our platform allows us to address a large portion of the human genome that was previously intractable with traditional modalities. We focus on biological pathways that have been clinically validated but where key biological nodes/proteins have not been drugged or inadequately drugged.

To date, we have utilized our Pegasus™ platform to design novel protein degraders focused in the areas of immunology-inflammation and oncology, and we continue to apply our platform’s capabilities to additional therapeutic areas. We have a mission to drug all target classes in human cells using TPD. Our current clinical stage programs are IRAK4, IRAKIMiD, and STAT3, which each address high impact targets within the interleukin-1 receptor/toll-like receptor, or IL-1R/TLR, and janus kinase/signal transducers and activators of transcription, or JAK/STAT, pathways, providing the opportunity to treat a broad range of immune-inflammatory diseases, hematologic malignancies, and solid tumors. Our programs exemplify our focus on addressing high impact targets that have been elusive to conventional modalities and that drive the pathogenesis of multiple serious diseases with significant unmet medical needs.

2021 was a pivotal year for Kymera Therapeutics as we disclosed encouraging initial clinical data for KT-474, continued to progress our other lead product candidates, expanded our pipeline of preclinical programs and augmented our drug development capabilities. We achieved these significant advancements while maintaining a well-capitalized balance sheet and growing our organization both in terms of size and functional capabilities since our initial public offering, or IPO, in August 2020.

Notwithstanding the challenges faced by our company, our industry and the world as a whole due to the COVID-19 pandemic, we have made substantial progress towards our goal of bringing life-changing therapies to patients and achieved significant milestones, including the following, towards the corporate goals we established for 2021, which are described below.

Performance Highlights

Clinical Programs

We are developing KT-474, a highly active and selective, orally bioavailable IRAK4 degrader, for the treatment of IL-1R/TLR-driven immune-inflammatory conditions and diseases with high unmet medical need, including hidradenitis suppurativa, or HS, an inflammatory skin disease, as well as atopic dermatitis, or AD, and rheumatoid arthritis. In February 2021, we initiated the single ascending dose, or SAD, portion of our Phase 1 trial of KT-474 in adult healthy volunteers. In July 2021, we initiated the multiple ascending dose, or MAD, portion of the Phase 1 trial of KT-474 in healthy volunteers. We completed dose escalation in the SAD and MAD portions of this Phase 1 trial in December 2021 and presented initial proof of biology, or POB, data at our Research and Development Day investor event that same month.

We are developing another group of IRAK4 degraders, which we call IRAKIMiDs, with a unique profile that combines the activity of IRAK4 degradation and immunomodulatory imide drugs, or IMiDs, for the treatment of MYD88-mutated diffuse large B-cell lymphoma, or DLBCL. In the fourth quarter of 2021, the U.S. Food and Drug Administration, or FDA, accepted our investigational new drug, or IND, application for KT-413, permitting us to initiate a Phase 1 clinical trial in patients with relapsed/refractory B cell lymphomas, including DLBCL.

We are developing selective STAT3 degraders for the treatment of hematological malignancies and solid tumors, as well as autoimmune diseases and fibrosis. In November 2021, we announced that we received FDA clearance of our investigational new drug applicable, or IND, to evaluate our STAT3 degrader, KT-333, in a Phase 1 clinical trial in patients with relapsed/refractory liquid and solid tumors, including aggressive lymphomas.

Pre-Clinical Efforts

In addition to the three product candidates described above, we continued the development of KT-253, a potentially first-in-class MDM2 degrader in development for liquid and solid tumors, as well as the progression of several discovery stage programs. We have a goal of generating at least one new IND per year while focusing on novel or previously intractable targets. In addition to unveiling our KT-253 program and continuing to progress other discovery stage programs across a variety of disease areas, we also disclosed in vivo proof-of-concept of tissue-selective target protein degradation utilizing a tissue-restricted E3 ligase in a program expected to enter development in 2022, and established a novel molecular glue discovery effort focused on rationally developing novel E3 ligase-based molecular glues.

Organizational Growth

As an organization, we successfully managed our growth with respect to headcount. As of December 31, 2021, we had cash, cash equivalents and investments of approximately $568 million following a successful public offering in July 2021 in which we raised approximately $257 million. In October 2021, we entered into a sales agreement pursuant to which we may offer and sell shares of our common stock having aggregate gross proceeds of up to $250.0 million from time to time in “at-the-market” offerings, to give our company more flexibility to raise additional capital as needed, subject to market conditions. In 2021, we managed our cash expenditures substantially in line with our board-approved budget and our research and development plans while operating effectively as a public company since our IPO in August 2020.

Despite the challenges of operating in a hybrid environment due to the COVID-19 pandemic, our organization has grown significantly with respect to the number of employees in 2021. Specifically, we grew from 75 at year-end 2020 to 141 full-time employees at year-end 2021, hiring for key strategic capabilities to support our growth and execute on our business objectives. We had a turnover rate that was significantly below recent industry averages and made investments in building our culture and enhancing the overall experience of our people.

Corporate Goals

Kymera’s 2021 corporate goals were approved by our board of directors and were considered by our management and compensation committee in their respective assessment of the company’s performance for 2021. As described in more detail below in “— Primary Elements of Executive Compensation — Annual Cash Incentive Compensation,” based on an evaluation of our performance in 2021 and input from our compensation committee, our board of directors established a bonus payout ratio of 130% of target due to significant achievement of our corporate goals for 2021 and in recognition of our additional successes beyond our stated corporate goals in a year with several external challenges.

Because our corporate goals include highly sensitive competitive data, including pre-clinical, clinical, regulatory and financial targets, we do not disclose all the specific portions of each of these goals because we believe that such disclosure would result in competitive harm to us. Revealing certain elements of these goals could potentially reveal insights about our pre-clinical, clinical, regulatory and strategic plans or objectives that our competitors or potential collaborators could use against us. Additionally, we purposely set these goals at challenging levels, and not every goal was fully achieved.

Our goals were centered around three overall strategic objectives, each of which contained more specific tactical and operational goals. The three categories in order of weighting were:

1.	Demonstrate clinical platform proof of concept – 45% weighting

2.	Deliver a platform-enabled diverse and balanced pipeline – 30% weighting

3.	Build towards a fully-integrated degrader medicine company agnostic to disease and technology – 25% weighting

The following highlights key objectives within each category, with the aforementioned exclusions.

Demonstrate Clinical Platform Proof of Concept

For our IRAK4 program, including our lead candidate, KT-474, our goal was to demonstrate proof of mechanism, or POM, and POB in humans through the SAD and MAD portions of our Phase 1 clinical trial in healthy volunteers. Our IRAK4 program goals also included disclosing initial POB data at an external meeting. We achieved all our goals related to our IRAK4 program, with a better-than-expected pharmacokinetic and pharmacodynamic profile.

For our IRAKIMiD program, including our drug candidate KT-413, our goal was to advance the program to and through IND clearance, and, as a stretch goal, to first-in human-dosing. We also had an objective to explore additional indications for KT-413 beyond our initial area of focus, diffuse large b-cell lymphomas, or DLBCL. We achieved all our goals related to our IRAKIMiD program, with the exception of first-in-human dosing, which is expected to occur in 2022.

For our STAT3 program, namely our drug candidate KT-333, our goal was to advance the program to and through IND clearance, and, as a stretch goal, to first-in-human dosing. We also had an objective to finalize our oncology indication prioritization strategy across liquid and solid tumors. Our goals also included continued progress in exploring the development of a separate STAT3 degrader compound targeted at indications in immune-inflammatory conditions and fibrosis. We achieved all our goals related to our STAT3 program, with the exception of first-in-human dosing, which is expected to occur in 2022.

Deliver a platform-enabled diverse and balanced pipeline

Our objective for 2021 was to build a sustainable pipeline to deliver one IND per year, focusing on first-in-class and best-in-class targets. To accomplish this goal, we progressed multiple programs in each stage of development, including target qualification, hit-to-lead, lead-optimization and, ultimately, generating at least one new development candidate, or DC. Our goals were to evaluate and advance candidates in indications both in and outside of oncology. We achieved these goals, highlighted by the announcement of our most recent development candidate, KT-253.

We also set the objective of delivering a best-in-class platform enabled by tissue selective/restricted E3 ligases. Our goals included demonstrating in vitro/vivo proof of concept with tissue restricted/selective E3 ligases, and to validate ligands to tissue restricted E3 ligases, both of which were achieved.

Build towards a fully-integrated degrader medicine company agnostic to disease and technology

As a means of building toward a fully-integrated company, our goals included completing a 5-year business plan and budget and financing strategy for which we sought board of directors approval. We also had as a goal to internalize at least one new technology or asset, assuming the identification of a business fit. Financially, we established the goal of achieving 404(b) SOX compliance with no material weaknesses at year end. Our goals also included attracting new investors and analysts to the Kymera story by maintaining leadership in the TPD space through scientific communications, including presentations and peer-reviewed Kymera-authored publications. We achieved all these goals in 2021.

In light of the uncertainty created by the COVID pandemic, we had a goal to provide a de-risked working environment that encouraged interactions while maintaining low infection risk through surveillance testing and other risk reducing guidelines. During 2021, as a result of these efforts, we were able to return all employees to the office, which we believe is critical to collaboration, efficiency and our culture of innovation. Given the safety precautions we implemented, this was achieved with no in-office COVID transmissions between employees.

We sought to foster a differentiated culture that fully engages our people by creating experiences which empower people to be their best selves and inspire how we live and work. Our People and Culture goals also included achieving 80% of our talent recruitment goals and to maintain voluntary turnover under 10%, both of which were achieved.

In summary, we achieved many of our 2021 corporate goals. Highlights of our accomplishments included the declaration of two new development candidates, the clearance of three INDs and the completion of the healthy volunteer portion of our Phase 1 trial of KT-474. Kymera was also responsible for many “firsts” in TPD. We were the first to demonstrate POM and POB in a randomized placebo-controlled healthy volunteer study (KT-474). We also believe we were the first to bring a heterobifunctional degrader against an undrugged transcription factor into the clinic (KT-333). Despite the global pandemic, we continued high productivity and a high on-site presence throughout 2021. We believe we established and sustained a strong and leading reputation in TPD as measured by investor and analyst engagement. Additionally, in an intensely competitive market, we succeeded in nearly doubling our workforce in 2021, including several key hires in people and culture, quality, technical operations and business development. We continue to have strong internal engagement from our employees and our total and voluntary turnover was several fold lower than the 20-25% biotech industry average.

We also had several accomplishments that were important to our success in 2021 and our long-term objectives, but not specifically included in our goals. We completed a $257 million secondary financing, subsequent to the initial release of our SAD data, that sustained our cash runway into 2025. We also completed an S-3 and ATM filing to provide maximum financial flexibility. We also held an R&D Day in December 2021 that was our first, and included new disclosures on KT-474 data from our MAD study, a new program (MDM2), new best in class platform data/investments, and our 2026 vision. Overall, all of our accomplishments support our long-term objective to become a successful, fully integrated organization that can make a real impact on the lives of patients, and each of these achievements were given due consideration by our compensation committee and our board of directors when determining our achievement level for fiscal year 2021.

Executive Compensation Program Overview

Our compensation committee seeks to ensure that our executive compensation program is aligned with the interest of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Key elements of our executive compensation program include the following:

Compensation Element	Objective	Features

Base salary	To attract, motivate and retain highly skilled executive talent.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.

Annual cash incentive compensation	To provide incentives that motivate and reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention.	Variable component of pay based on annual corporate and individual goals.

Long-term equity incentive compensation	To align executives’ interests with those of stockholders through long-term incentives linked to the performance and appreciation of the stock price of our company, which we believe serves to enhance short- and long-term value creation for our stockholders, and promote retention.	Long-term compensation in the form of stock options and restricted stock units, typically subject to multi-year vesting, which provides incentives for employee retention and seeks to align executive and stockholder interests.

In addition to our direct compensation elements, the following features of our executive compensation program are designed to align with stockholder interests and market best practices:

What We Do	What We Don’t Do

✓  Maintain an industry-specific and size-appropriate peer group for benchmarking compensation

✓  Target compensation based on market norms

✓  Deliver executive compensation primarily through variable and at-risk pay

✓  Set challenging corporate goals and revisit those goals periodically based on year-to-date progress, to ensure they remain challenging

✓  Offer market-competitive benefits to executives that are consistent with the rest of our employees

✓  Consult with an independent compensation consultant on compensation levels and practices

✓  Use double trigger change-in-control protection for our executive officers with limited exceptions

✗   No automatic or guaranteed annual salary increases, annual cash incentive payments or long-term equity incentive awards

✗   No hedging, pledging, short selling or margin calls of equity

✗   No backdating of equity incentive awards

✗   No excessive perquisites to our executive officers

✗   No supplemental executive retirement plans or special health and welfare benefits are provided to our executive officers

✗   No tax gross-ups

✗   No stock option repricing absent stockholder approval

Compensation Objectives and Philosophy

We believe that our total rewards strategy should align strongly with our organizational strategy, vision, and values. We aim to recognize results and capabilities, designing programs that reflect market-based, performance driven pay and appropriately rewards our people for their contributions. Our approach strives to fully engage our people by creating experiences and incentives that demonstrate how much we value our employees on an individual level. All our investments reflect a holistic view of rewards, inspiring people to do more for patients and creating commitment to our company and our mission.

Our compensation committee believes that the most effective compensation program is one that rewards value creation for stockholders and progress towards achieving our mission and that promotes company performance. The objectives of our executive compensation program are to:

•	attract, motivate and retain highly skilled executive talent;

•

provide incentives that motivate our named executive officers, reward demonstrated leadership and the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and

•

align executives’ interests with those of stockholders through long-term incentives linked to the performance and appreciation of the stock price of our company, which we believe serves to enhance short- and long-term value creation for our stockholders.

To achieve its objectives, our compensation committee evaluates our executive compensation program with the goal of setting total compensation at levels that align with our total rewards strategy, size, development stage, compensation practices of peer biopharmaceutical companies and the talent market, including the availability of, and demand for, particular skills and expertise. Specifically, our compensation committee targets key elements of our executive compensation program as follows, which are described in more detail below in “— Primary Elements of Executive Compensation”:

•

Base salaries: Our compensation committee generally targets base salaries at the 50th percentile of our peer group, as discussed below, and seeks to ensure that such salaries reflect each executive’s level of experience, performance and responsibility and that such levels are competitive with those of other companies in our industry and region that compete with us for executive talent.

•

Annual cash incentive compensation: Our compensation program links a substantial portion of our named executive officers’ compensation to the achievement of certain specified corporate goals and individual performance. Our compensation committee generally targets annual performance-based cash incentive compensation at the 50th percentile of our peer group.

•

Long-term equity incentive compensation: In addition, we provide a significant portion of our executive compensation in the form of stock options and restricted stock units, or RSUs, that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in the appreciation of our stock price. When determining equity incentive compensation for our named executive officers, our compensation committee considers a variety of factors in comparison to our named peers, including the following: annual long-term incentive target values, annual equity awards expressed as a percentage of total shares outstanding, total annual and cumulative dilution, the retentive value of outstanding awards and total equity ownership and the equity compensation practices of other companies in our industry that compete with us for talent. Given the dynamic biopharmaceutical market, the compensation committee does not overemphasize any one perspective. Rather, the committee takes a holistic perspective, further considering the factors enumerated above, the achievement of our company goals and how that impacts total shareholder return, when determining actual award levels for the named executive officers, which the committee generally targets between the 50th and 75th percentile of our peer group.

We believe that targeting overall compensation in this manner is necessary and appropriate in order to align our executive pay practices to individual and corporate performance, attract and retain the quality of talent we need to successfully grow our business, achieve our challenging goals, sustain strong performance, and ensure that compensation levels are competitive with those of other companies against which we compete for talent. We also consider the use of additional incentives for the retention of our executive officers such as cash retention awards, subject to continued employment. In addition, we believe this approach to overall compensation creates a strong alignment with stockholder value and encourages long-term value creation. However, any given individual employee’s compensation may vary from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, his or her experience and other qualifications, internal parity relative to similar positions within our company, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a balance of short-term and long-term incentives to consistently encourage strong performance.

As a clinical-stage biopharmaceutical company focused on discovering and developing novel small molecule therapeutics, the specific performance factors our compensation committee considers when determining the compensation of our named executive officers include initiation and progress of preclinical and clinical studies for our product candidates; key research and development achievements; maintaining the strong financial health of our company; establishment and maintenance of key strategic relationships and new business initiatives; and development of organizational capabilities to manage, protect and sustain our operational and strategic execution and growth. These performance factors are considered by our compensation committee and board of directors when making their determinations on our annual corporate goal achievement and are a critical component in the determination of annual cash and equity incentive awards for our executive officers.

Governance of Executive Compensation Program

Role of Our Compensation Committee and Board of Directors

Our board of directors and compensation committee annually review compensation for our executive officers. In determining executive base salaries, annual cash incentive compensation and long-term equity incentive compensation, the compensation committee and our board of directors consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, annual cash incentive compensation and/or equity incentive grants.

Our compensation committee is responsible for determining the compensation for all executive officers other than our chief executive officer. Our board of directors, with the recommendation of the compensation committee, is responsible for determining the compensation of our chief executive officer. Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executive officers other than the chief executive officer. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then sets the compensation for each executive officer other than the chief executive officer and recommends the compensation for the chief executive officer to our board of directors for approval. Our board of directors discusses the compensation committee’s recommendation and ultimately approves the compensation of our chief executive officer without members of management present.

Role of the Compensation Consultant

In fiscal year 2021, our compensation committee continued to retain the services of The Human Capital Solutions Practice of Aon plc (formerly Radford), or Aon, as its external compensation consultant. Our board of directors and our compensation committee considered Aon’s input on certain compensation matters as they deemed appropriate. Our compensation committee requires that its compensation consultants be independent of management and performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. Our compensation committee has assessed the independence of Aon consistent with Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflict of interest.

Role of Management

Our compensation committee works with our management, including our chief executive officer, in making compensation determinations. Our management assists our compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters.

In addition, our chief executive officer reviews the performance of our other named executive officers multiple times throughout the year, including at the end of each year, based on our achievement of our corporate goals and each executive officer’s achievement of his or her functional and individual goals established for the year and his or her overall performance during that year. Our compensation committee reviews our chief executive officer’s recommendations for base salary increases, annual cash incentive compensation, long-term equity incentive grants and any other compensation opportunities for our other named executive officers and considers our chief executive officer’s recommendations in determining such compensation.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Aon, establishes a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, development stage, market capitalization, and tenure as a public company are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive and employee talent; and

•	public companies generally based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our 2021 peer group, as approved by our compensation committee in connection with our initial public offering, was comprised of the following 20 companies:

Arcturus Therapeutics	Harpoon Therapeutics	Prevail Therapeutics
Arvinas	Homology Medicines	Revolution Medicines
Atreca	IGM Biosciences	Rubius Therapeutics
AVROBIO	Mersana Therapeutics	Sutro Biopharma
Black Diamond Therapeutics	Morphic	Turning Point Therapeutics
Cue Biopharma	Passage Bio	Zentalis Pharmaceuticals
Generation Bio Co.	Precision BioSciences

The compensation committee believes the compensation practices of our 2021 peer group provided us with appropriate compensation data for evaluating the compensation of our named executive officers. Notwithstanding any potential similarities we may have with our 2021 peer group, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. Our compensation committee and our board of directors generally target both cash and equity incentive compensation for our executive officers at between the 50th and 75th percentiles of our peer group. They also consider other criteria, including market factors, the experience level of the executive and the executive’s performance against established corporate and individual objectives, in determining variations to this general target range.

For purposes of compensation for fiscal year 2022, our compensation committee, with the advice of Aon, examined our 2021 peer group in light of our continued growth throughout 2021, which we anticipate to continue in 2022. With reference to number of employees, development stage, market capitalization and other key business metrics, as well as whether the companies in our 2021 peer group experienced reduced growth or change in market capitalization, our compensation committee approved the following 17 companies as our 2022 peer group:

Allogene Therapeutics*	Fate Therapeutics*	Replimune Group*
Arvinas	IGM Biosciences	Revolution Medicines
Beam Therapeutics*	Mirati Therapeutics*	Rubius Therapeutics
C4 Therapeutics*	Morphic	Turning Point Therapeutics
Denali Therapeutics*	Nurix Therapeutics*	Zentalis Pharmaceuticals
Editas Medicine*	Relay Therapeutics*

*	New addition to our 2022 peer group

Consideration of Say-On-Pay Advisory Vote

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended; therefore, we were not required to hold a non-binding advisory vote on the compensation of our named executive officers, commonly known as a “Say-on-Pay” vote. We will hold our first Say-On-Pay vote at the Annual Meeting as described in Proposal 2 of this proxy statement. Although this is a non-binding advisory vote, because we value the opinion of our stockholders, our board of directors and our compensation committee will consider the outcome of the “Say-on-Pay” vote and the related “Say-on-Frequency” vote described in Proposal 3 of this proxy statement at the Annual Meeting, as well as feedback received throughout the year, when making compensation determinations for our executive officers in the future.

Primary Elements of Executive Compensation

The primary elements of our executive compensation program are base salary, annual cash incentives and long-term equity incentive awards. Our compensation committee uses sound judgment to allocate long-term and short-term compensation for our named executive officers, in alignment with our pay-for-performance philosophy and the long-term interests of stockholders. After reviewing information provided by our compensation consultant and other relevant data, our compensation committee exercises its judgment to determine what it believes to be the appropriate level and mix of the various compensation components. We generally strive to provide our named executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance. Ultimately, the objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain talent, while providing incentives to maximize long-term value for our company and our stockholders. Therefore, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of incentive compensation to incentivize and reward performance based on specific annual performance goals. To further focus our executives on longer-term performance, we rely upon equity-based awards that vest over a meaningful period of time, thereby reinforcing stockholder value creation.

In addition, we provide our executives with benefits that are available to all employees, including medical, vision and dental insurance; life and disability insurance; medical and dependent care flexible spending accounts; a

401(k) plan; and an opportunity to invest in our company pursuant to our employee stock purchase plan. Finally, we offer our executives severance benefits upon an involuntary or constructive termination based in part on market practice for similarly situated companies, as we believe such post-employment compensation protections are appropriate in light of similar benefits available to executive officers at companies in our peer group. We also offer our executives additional severance benefits in connection with change-in-control situations. We believe that reasonable and competitive change-in-control payments and benefits are an important part of an executive compensation program to attract and retain senior executives. We also believe such payments and benefits are in the best interests of our stockholders because they incentivize senior executives to continue to strive to achieve stockholder value in connection with change-in-control situations, particularly where the possibility of a change-in-control and the related uncertainty may lead to the departure or distraction of senior executives to the detriment of our company and our stockholders.

Base Salary

Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions, and has been established by our compensation committee or board of directors, as applicable, taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our named executive officers are reviewed annually by our compensation committee or board of directors, as applicable, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates, with input from our chief executive officer, the need for adjustment of the base salaries of our executive officers (other than our chief executive officer), and our compensation committee reviews and evaluates, without input from our chief executive officer, the need for adjustment of the base salary of our chief executive officer, in each case, based on among other things, changes and expected changes in the scope of an executive officer’s responsibilities, including promotions, the individual contributions made by and performance of the executive officer during the prior year, our overall growth and development as a company and general salary or other market trends in our industry.

In August 2020, our compensation committee increased salaries for our executive officers in connection with our initial public offering, based in part on a review of our 2020 peer group market data provided by Aon and other relevant factors. In December 2020, our compensation committee approved the following salary increases for each of our named executive officers based on a review of our 2021 peer group market data provided by Aon, macroeconomic factors such as inflation and the current compensation levels of our named executive officers.

Name	2020 Base Salary ($)	2021 Base Salary ($)	Increase (%)
Nello Mainolfi, Ph.D.	541,300	568,500	5.0%
Bruce Jacobs, CFA, MBA	400,000	414,000	3.5%
Jared Gollob, M.D.	425,000	431,000	1.4%
Elaine Caughey, MBA(1)	N/A	370,000	N/A %
Richard Chesworth, Ph.D.(2)	382,000	382,000	0%

(1)	Ms. Caughey was hired as our Chief Business Officer on June 21, 2021.
(2)	Dr. Chesworth resigned as a Chief Scientific Officer effect effective October 22, 2021.

Annual Cash Incentive Compensation

Our board of directors has adopted a senior executive cash incentive bonus plan, or the executive bonus plan, which is an annual bonus program intended to reward our named executive officers for meeting objective or subjective performance goals for a fiscal year. The executive bonus plan provides for cash payments based upon the attainment of performance targets established by the compensation committee, which may relate to financial and operational measures or objectives, as well as individual performance objectives. Each executive officer who is selected to participate in the executive bonus plan will have a target bonus opportunity set for each performance period. We believe this executive bonus plan provides incentive that motivates and rewards achievement of performance goals that directly correlates to enhancement of stockholder value, consistent with our compensation philosophy. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date to be eligible to receive a bonus payment. Each of our named executive officers is eligible to participate in the executive bonus plan.

In December 2021, our management recommended to our compensation committee that our company’s performance against our 2021 corporate goals be assessed based on achievements against these goals during the year, which goals and achievements are discussed above under “— Fiscal Year 2021 Performance Highlights and Achievement of 2021 Corporate Goals”. In light of the company’s significant achievements in 2021, upon the recommendation of our compensation committee, our board of directors determined that we had successfully achieved our corporate goals for 2021 and delivered on key pre-clinical, clinical and regulatory milestones, and established a bonus payout ratio of 130% of target, as described above.

Our compensation committee also evaluates the individual performance of our named executive officers, with the input of our chief executive officer in the case of the evaluation of our other named executive officers and makes recommendations to our board of directors with regard to the evaluation of our chief executive officer’s individual performance. Individual performance is taken into account for purposes of determining any positive or negative adjustments to an officer’s bonus for the applicable year. Consistent with this process, our compensation committee assessed the performance of Dr. Mainolfi in 2021 based on our relative achievement of our corporate goals as well as his leadership in driving the execution of our strategic plans. The compensation committee determined each of the other named executive officer’s performance in 2021 by considering each officer’s individual contributions to the completion of our corporate goals and the officer’s individual achievements in executing our strategy and respective functional objectives. Accordingly, the compensation committee determined that each named executive officer had fully achieved such officer’s individual goals.

Based on corporate and individual performance, our board of directors approved, upon the recommendation of the compensation committee, the 2021 cash incentive payment for our chief executive officer, and our compensation committee approved the 2021 cash incentive payments for each of our other named executive officers, as follows:

Name	Target Award (% of 2021 Base Salary)	2021 Target Award Opportunity ($)	2021 Actual Cash Incentive Payment ($)		2021 Actual Cash Incentive Award Payment (% of 2021 Target Award Opportunity)
Nello Mainolfi, Ph.D.	50%	284,250	369,525		130%
Bruce Jacobs, CFA, MBA	40%	165,600	207,000		125	%(1)
Jared Gollob, M.D.	40%	172,400	224,120		130%
Elaine Caughey, MBA	40%	78,250	101,735	(2)	130%

(1)

Mr. Jacobs’ bonus multiplier factor of 125% (less than the corporate achievement factor of 130%) reflects Mr. Jacobs’ request that a portion of his additional incentive compensation be in the form of long-term equity incentive awards, and not due to any individual performance issue or similar factors.

(2)	Target bonus opportunity prorated based on Ms. Caughey’s start date.

Long-Term Equity Incentive Awards

In addition, long-term equity incentive awards provide a principal method for our executive officers to acquire a meaningful ownership interest in our company. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain employed at our company during the vesting period. Accordingly, our compensation committee and board of directors periodically review the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options and RSUs.

Equity compensation represents the largest at-risk component of our named executive officers’ compensation arrangements. We believe that it is appropriate to align the interests of our named executive officers with those of our stockholders to achieve and sustain long-term stock price growth. In 2021, we used stock options to compensate our executive officers in the form of initial grants in connection with the commencement of employment and on an annual basis as they continue their employment. Initial equity awards are typically granted to our executive officers upon the commencement of their employment, and any annual equity awards granted to executive officers are typically granted effective in the first quarter of the year following the applicable performance period. Any stock options granted to our executive officers will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant, will have time-based vesting and will expire ten years after the date of grant.

The initial equity awards granted to executive officers upon the commencement of their employment vest as to 25% of the shares underlying the award on the first anniversary of the grant date and as to an additional 1/48th of the shares underlying the award monthly thereafter, subject to the executive officer’s continued employment. The annual equity awards granted to executive officers vest in equal monthly installments over a three-year vesting period, subject to the executive officer’s continued employment. Upon a termination of employment, vesting for any equity awards granted to executive officers will cease and option exercise rights will generally cease three months thereafter. In specified termination and change-in-control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See “— Employment, Severance and Change-in-Control Arrangements” below for further information.

In determining the size of the equity awards to our named executive officers, our compensation committee, with assistance from Aon, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, our company’s broader organizational equity needs and overall dilution, as well as industry and peer group benchmark data. We evaluate our equity award program on an annual basis to ensure that it appropriately links to our long-term performance by aligning the interests of our executives and our stockholders, remains competitive with industry and peer benchmarks and is consistent with our overall equity needs and dilution levels.

In March 2021, our compensation committee granted stock options to our named executive officers who were then employed with us in the amounts set forth in the table below, generally aligning competitive equity award grants with the 50th percentile of our peer group, in recognition of achievements and performance during 2020 and for expected continued contributions over the equity vesting period.

Name	Option Award (# Shares)
Nello Mainolfi, Ph.D.	375,000
Bruce Jacobs, CFA, MBA	140,000
Jared Gollob, M.D.	100,000
Richard Chesworth, Ph.D.	60,000

Commencing with our long-term equity incentive awards granted in 2022, we will deploy a mix of stock options and restricted stock units with respect to both our initial equity grants for new hires and for our annual grants to all employees, including our executive officers (other than our chief executive officer).

Other Benefits

Other compensation to our executives consists primarily of the broad-based benefits we offer to all regular full-time employees. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees. We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees, including our named executive officers. We may offer cash retention awards to our employees, including our named executive officers, for long-term retention, and consider various factors, including the availability of, and demand for, particular knowledge, skills and expertise.

401(k) Plan. We participate in a retirement savings plan, or 401(k) plan, that is intended to qualify for favorable tax treatment under Section 401(a) of the internal Revenue Code, or Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees who are at least 21 years of age are generally eligible to participate in the 401(k) plan, subject to certain criteria. We have implemented a safe harbor match under our 401(k) plan of 100% of the first 3% and 50% of the next 2%, for a total match of 4% of the first 5%. Participants may make pre-tax and certain after-tax (Roth) salary deferral contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Participant contributions are held in trust as required by law. An employee’s interest in his or her salary deferral contributions is 100% vested when contributed. We have the ability to make discretionary contributions under the plan but did not make any contributions in 2021.

Health and Welfare Benefits. All of our named executive officers, are eligible to participate in all of our employee benefit plans, including our medical, dental and vision insurance, medical and dependent care flexible spending accounts, group life and disability insurance, on the same basis as other employees. We also offer wellness incentives, commuting benefits and paid time-off benefits including vacation, sick time and holidays.

Employee Stock Purchase Plan. Pursuant to our employee stock purchase plan, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The purpose of the employee stock purchase plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders.

Perquisites. We do not provide perquisites or personal benefits to our named executive officers.

Severance Benefits. We are party to employment agreements with each of our named executive officers, which in certain cases, provide for limited severance benefits and payments upon qualifying terminations. A description of these arrangements is set forth under the subsection titled “— Employment, Severance and Change-in-Control Arrangements” below, and information on the estimated payments and benefits that our named executive officers would have been eligible to receive as of December 31, 2021, is set forth in the subsection titled “— Potential Payments Upon Termination or Change in Control” below.

Compensation Policies and Practices

Anti-Hedging and Pledging Policy. Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, from engaging in speculative transactions in our stock, including buying our securities on margin, borrowing against our securities held in a margin account, engaging in short sales of our securities, and buying or selling derivatives on our securities. Our insider trading policy generally prohibits all of our employees, including our named executive officers, as well as our directors, from pledging our securities as collateral for a loan. To date, no requests for any waivers of these policies have been made or approved.

No Tax Gross-ups. We do not provide for any tax gross-up payments to our named executive officers.

Accounting Considerations. We account for equity compensation paid to our employees under the rules of the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ACS Topic 718, which rules require us to estimate and record an expense over the service period of any such award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

Tax Considerations for Deductibility of Executive Compensation. Section 162(m) of the Code, or Section 162(m), generally limits to $1 million the deduction that a public company could claim in any tax year with respect to compensation paid to anyone serving as the chief executive officer, the chief financial officer, and the top three other most highly compensated officers, and once an executive becomes a “covered employee” under Section 162(m), the individual will continue to be a “covered employee” as long as he or she remains employed by the company. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, to maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G, 4999 or 409A of the Code.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our named executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our named executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth information regarding total compensation, for service rendered in all capacities, earned by or paid to each of our named executive officers during the years indicated.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Nello Mainolfi, Ph.D.	2021	570,582	10,621,667	369,525		11,561,774
Founder, President and Chief Executive Officer	2020	453,619	2,845,382	379,000		3,678,001
	2019	362,472	1,304,199	142,061		1,808,732
Bruce Jacobs, CFA, MBA(1)	2021	415,539	3,965,423	207,000		4,587,962
Chief Financial Officer	2020	369,020	696,882	197,000		1,262,902
	2019	172,615	447,536	59,132		679,283
Jared Gollob, M.D.	2021	432,635	2,832,446	244,120		3,489,200
Chief Medical Officer	2020	383,210	875,506	194,000		1,452,716
	2019	344,908	299,908	113,383		688,199
Elaine Caughey, MBA(2)	2021	199,231	2,820,360	101,735		3,121,325
Chief Business Officer
Richard Chesworth, Ph.D.(3)	2021	314,046	1,699,468		74,423	2,087,937
Former Chief Scientific Officer	2020	144,946	4,329,297	60,000		4,534,243

(1)

Mr. Jacobs was hired as our Chief Financial Officer on July 1, 2019. His annualized base salary for 2019 was $340,000 and the amount reported represents the compensation he received during his partial year of service for fiscal year ended December 31, 2019.

(2)

Ms. Caughey was hired as our Chief Business Officer on June 21, 2021. Her annualized base salary for 2021 was $370,000 and the amount reported represents the compensation she received during her partial year of service for fiscal year ended December 31, 2021.

(3)

Dr. Chesworth resigned as a Chief Scientific Officer effect as of October 22, 2021. His annualized base salary for 2021 was $387,000 and the amount reported represents the compensation he received during his partial year of service for fiscal year ended December 31, 2021.

(4)

The amounts reflect the grant date fair value for time-based and performance-based stock option awards granted during the applicable year. The grant date fair value was computed in accordance with FASB ASC 718, disregarding the effect of estimated forfeitures related to service-based vesting. For performance-based stock options, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions, which is assumed to be the maximum level of achievement. See Note 2 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 regarding assumptions we made in determining the fair value of option awards.

(5)	The amounts reported for 2021 represents severance paid to Dr. Chesworth under his employment agreement in connection with his termination effective October 22, 2021.

Grants of Plan-Based Awards for Fiscal Year 2021

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2021 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

Name	Grant Date	Estimated All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Nello Mainolfi, Ph.D.	3/1/2021	375,000	48.46	10,621,667
Bruce Jacobs CFA, MBA	3/1/2021	140,000	48.46	3,965,423
Jared Gollob, M.D.	3/1/2021	100,000	48.46	2,832,446
Elaine Caughey, MBA	6/21/2021	100,000	47.56	2,820,360
Richard Chesworth, Ph.D.	3/1/2021	60,000	48.46	1,699,467

(1)

Consists of stock options granted under our 2020 Stock Option and Incentive Plan. The stock options are subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End 2021” table below.

(2)	The exercise price of these stock options is equal to the closing price of our common stock as reported on the Nasdaq Global Market on the grant date.
(3)

The amounts reflect the aggregate grant date fair value of stock options awarded in 2021, computed in accordance with the provisions of FASB ASC Topic 718 disregarding the effect of estimated forfeitures related to service-based vesting. These amounts reflect the accounting cost for the stock options and do not correspond to the actual economic value that may be received by the named executive officer upon exercise of the stock options or any sale of any of the underlying shares of common stock. See Note 2 to our consolidated financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021 regarding certain assumptions we made in determining the fair value of equity awards.

Outstanding Equity Awards at Fiscal Year-End 2021

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers at December 31, 2021. All equity awards granted prior to 2021 set forth in the table below were granted under our 2017 Stock Option and Grant Plan and all equity awards granted in 2021 set forth in the table below were granted under our 2020 Stock Option and Incentive Plan.

			Option Awards					Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)
Nello Mainolfi, Ph.D.	5/23/2019	2/7/2019	26,134	50,290	(1)	2.08	5/22/2029	—	—
	11/14/2019	11/14/2019	324,106	298,174	(2)	2.08	11/13/2029	—	—
	11/14/2019	11/14/2019	28,725	—	(3)	2.08	11/13/2029	—	—
	5/14/2020	5/14/2020	121,612	185,617	(4)	5.33	5/13/2030	—	—
	5/14/2020	5/14/2020	76,493	—	(5)	5.33	5/13/2030	—	—
	8/20/2020	8/20/2020	41,799	83,600	(6)	20.00	8/19/2030	—	—
	3/1/2021	3/1/2021	93,750	281,250	(7)	48.46	2/28/2031	—	—
Bruce Jacobs, CFA, MBA	8/29/2019	7/1/2019	81,417	108,482	(8)	2.08	8/28/2029	—	—
	8/29/2019	7/1/2019	30,277	21,697	(9)	2.08	8/28/2029	—	—
	5/14/2020	5/14/2020	28,545	43,559	(4)	5.33	5/13/2030	—	—
	5/14/2020	5/14/2020	14,420	—	(5)	5.33	5/13/2030	—	—
	8/20/2020	8/20/2020	10,968	21,936	(6)	20.00	8/19/2030	—	—
	3/1/2021	3/1/2021	35,000	105,000	(7)	48.46	2/28/2031	—	—
Jared Gollob, M.D.	11/1/2018	9/12/2018	—	—	(10)	—	—	20,165	1,280,276	(10)
	11/1/2018	9/12/2018	26,881	13,126	(11)	1.31	10/31/2028	—	—
	5/23/2019	2/7/2019	78,447	40,365	(1)	2.08	5/22/2029	—	—
	5/14/2020	5/14/2020	33,017	50,373	(4)	5.33	5/13/2030
	8/20/2020	8/20/2020	16,314	32,628	(6)	20.00	8/19/2030	—	—
	3/1/2021	3/1/2021	25,000	75,000	(7)	48.46	2/28/2031	—	—
Elaine Caughey, MBA	6/21/2021	6/21/2021	—	100,000	(12)	47.56	6/20/2031	—	—

(1)	The shares underlying these options vest in 48 equal monthly installments through February 7, 2023.
(2)	The shares underlying these options vest in 48 equal monthly installments through November 14, 2023.
(3)	The shares underlying these options vested in full following achievement of a performance-based vesting condition that occurred in August 2020.
(4)	The shares underlying these options vest in 48 equal monthly installments through May 14, 2024.
(5)	The shares underlying these options vested in full following achievement of a performance-based vesting condition that occurred in August 2020.
(6)	The shares underlying these options vest in 48 equal monthly installments through August 20, 2024
(7)	The shares underlying these options vest in 36 equal monthly installments through March 1, 2024
(8)	The shares underlying these options vest as follows: 25% vested on July 1, 2020 with the remainder of the shares vesting in 36 equal monthly installments through July 1, 2023.
(9)

The shares underlying these options vest as follows, following achievement of a performance-based vesting condition that occurred in August 2020: 25% vested on July 1, 2020 with the remainder of the shares vesting in 36 equal monthly installments through July 1, 2023.

(10)	The shares vest as follows: 25% vested on September 12, 2019 with the remainder of the shares vesting in 36 equal monthly installments through September 12, 2022.
(11)	The shares underlying these options vest as follows: 25% vested on September 12, 2019 with the remainder of the shares vesting in 36 equal monthly installments through September 12, 2022.
(12)	The shares underlying these options vest as follows: 25% vests on June 21, 2022 with the remainder of the shares vesting in 36 equal monthly installments through June 21, 2025.

Option Exercises and Stock Vested in Fiscal Year 2021

The following table sets forth information concerning option exercises for each of our named executive officers during the fiscal year ended December 31, 2021:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Nello Mainolfi, Ph.D.	360,000	16,641,800	—	—
Bruce Jacobs CFA, MBA	87,000	4,192,823	—	—
Jared Gollob, M.D.	49,603	2,994,019	26,892	1,502,366
Elaine Caughey, MBA	—	—	—	—
Richard Chesworth, Ph.D.	114,075	3,669,256	—	—

(1)

The value realized when the stock options were exercised represents (i) the excess of the closing price of a share of our common stock as reported on the Nasdaq Global Market on the date of exercise over the per share exercise price of the stock option, multiplied by (ii) the number of option shares exercised.

(2)

The value realized upon vesting of restricted stock awards or RSUs is calculated by multiplying the number of restricted stock awards or RSUs vested by the closing price market price of a share of our common stock as reported on the Nasdaq Global Market on the vest date.

Employment, Severance and Change-in-Control Arrangements

In connection with our initial public offering in August 2020, we entered into employment agreements with each of Dr. Mainolfi, Mr. Jacobs, Dr. Gollob and Dr. Chesworth that provide for specified payments and benefits in connection with a termination of employment in certain circumstances. We entered into a similar agreement in connection with Ms. Caughey’s hiring in June 2021. Our goal in providing these severance and change in control payments and benefits is to offer sufficient cash continuity protection such that the named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. The employment agreements with our named executive officers will require the named executive officers to execute a separation agreement containing a general release of claims in favor of us to receive any severance payments and benefits. The material terms of our employment agreements with Dr. Mainolfi, Mr. Jacobs, Dr. Gollob, Ms. Caughey and Dr. Chesworth are summarized below.

Nello Mainolfi, Ph.D.

Under the employment agreement we entered into with Dr. Mainolfi in August 2020, or the Mainolfi Employment Agreement, Dr. Mainolfi serves as our Founder, President and Chief Executive Officer on an at-will basis. Dr. Mainolfi’s current annual base salary is $568,500 which is subject to periodic review and adjustment, and he will be eligible to earn an annual bonus with a target amount equal to 50% of his base salary. Dr. Mainolfi is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Mainolfi Employment Agreement, in the event that his employment is terminated by us without “cause” or Dr. Mainolfi resigns for “good reason” (as each term is defined in the Mainolfi Employment

Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) he will be entitled to receive base salary continuation for twelve (12) months following termination, (ii) subject to Dr. Mainolfi’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Mainolfi had he remained employed with us until the earliest of (A) twelve (12) months following termination, (B) Dr. Mainolfi’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Mainolfi’s COBRA health continuation period, and (iii) acceleration of 25% of the unvested portion of all stock options and other stock-based awards subject solely to time-based vesting held by Dr. Mainolfi as of immediately prior to our initial public offering in August 2020.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Mainolfi’s employment is terminated by us without cause or Dr. Mainolfi resigns for good reason, in either case within three (3) months prior to, on or within twelve (12) months following a “change in control” (as defined in the Mainolfi Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) he will be entitled to receive a lump sum in cash equal to 1.5 times the sum of (A) Dr. Mainolfi’s then-current annual base salary (or Dr. Mainolfi’s annual base salary in effect immediately prior to the change in control, if higher) plus (B) Dr. Mainolfi’s target annual cash incentive compensation for the year of termination (or Dr. Mainolfi’s target annual cash incentive compensation in effect immediately prior to the change in control, if higher), (ii) subject to Dr. Mainolfi’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Mainolfi had he remained employed with us until the earliest of (A) eighteen (18) months following termination, (B) Dr. Mainolfi’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Mainolfi’s COBRA health continuation period, and (iii) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Dr. Mainolfi shall be accelerated.

The payments and benefits provided to Dr. Mainolfi in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and may subject Dr. Mainolfi to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Mainolfi in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Dr. Mainolfi.

Bruce Jacobs, CFA, MBA

Under the employment agreement we entered into with Mr. Jacobs in August 2020, or the Jacobs Employment Agreement, Mr. Jacobs serves as our Chief Financial Officer on an at-will basis. Mr. Jacobs’ current annual base salary is $414,000 which is subject to periodic review and adjustment, and he is eligible to earn an annual bonus with a target amount equal to 40% of his base salary. Mr. Jacobs is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Jacobs Employment Agreement, in the event that his employment is terminated by us without “cause” or Mr. Jacobs resigns for “good reason” (as each term is defined in the Jacobs Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) base salary continuation for nine (9) months following termination, and (ii) subject to Mr. Jacobs’ copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Mr. Jacobs had he remained employed with us until the earliest of (A) nine (9) months following termination, (B) Mr. Jacobs’ eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Mr. Jacobs’ COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Mr. Jacobs’ employment is terminated by us without cause or Mr. Jacobs resigns for good reason, in either case on or within twelve (12) months following a “change in control” (as defined in the Jacobs Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) he will be entitled to receive a lump sum in cash equal to one (1) times the sum of (A) Mr. Jacobs’ then-current annual base salary (or Mr. Jacobs’ annual base salary in effect immediately prior to the change in control, if higher) plus (B) Mr. Jacobs’ target annual cash incentive compensation for the year of termination (or Mr. Jacobs’ target annual cash incentive compensation in effect immediately prior to the change in control, if higher), (ii) subject to Mr. Jacobs’ copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Mr. Jacobs had he remained employed with us until the earliest of (A) twelve (12) months following termination, (B) Mr. Jacobs’ eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Mr. Jacobs’ COBRA health continuation period, and (iii) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Mr. Jacobs shall be accelerated.

The payments and benefits provided to Mr. Jacobs in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Code and may subject Mr. Jacobs to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Jacobs in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Jacobs.

Jared Gollob, M.D.

Under the employment agreement we entered into with Dr. Gollob in August 2020, or the Gollob Employment Agreement, Dr. Gollob serves as our Chief Medical Officer on an at-will basis. Dr. Gollob’s current annual base salary is $431,000, which is subject to periodic review and adjustment, and will be eligible to earn an annual bonus with a target amount equal to 40% of his base salary. Dr. Gollob is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Gollob Employment Agreement, in the event that his employment is terminated by us without “cause” or Dr. Gollob resigns for “good reason” (as each term is defined in the Gollob Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) base salary continuation for nine (9) months following termination, and (ii) subject to Dr. Gollob’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Gollob had he remained employed with us until the earliest of (A) nine (9) months following termination, (B) Dr. Gollob’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Gollob’s COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Gollob’s employment is terminated by us without cause or Dr. Gollob resigns for good reason, in either case on or within twelve (12) months following a “change in control” (as defined in the Gollob Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) he will be entitled to receive a lump sum in cash equal to one (1) times the sum of (A) Dr. Gollob’s then-current annual base salary (or Dr. Gollob’s annual base salary in effect immediately prior to the change in control, if higher) plus (B) Dr. Gollob’s target annual cash incentive compensation for the year of termination (or, Dr. Gollob’s target annual cash incentive compensation in effect immediately prior to the change in control, if higher), (ii) subject to Dr. Gollob’s copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Gollob had he remained employed with us until the earliest of (A) twelve (12) months following termination, (B) Dr. Gollob’s eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Gollob’s COBRA health continuation period, and (iii) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Dr. Gollob shall be accelerated.

The payments and benefits provided to Dr. Gollob in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Code and may subject Dr. Gollob to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Gollob in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Dr. Gollob.

Elaine Caughey, MBA

Under the employment agreement we entered into with Ms. Caughey in August 2020, or the Caughey Employment Agreement, Ms. Caughey serves as our Chief Business Officer on an at-will basis. Ms. Caughey’ current annual base salary is $370,000 which is subject to periodic review and adjustment, and she is eligible to earn an annual bonus with a target amount equal to 40% of her base salary. Ms. Caughey is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Pursuant to the Caughey Employment Agreement, in the event that her employment is terminated by us without “cause” or Ms. Caughey resigns for “good reason” (as each term is defined in the Caughey Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, she will be entitled to receive (i) base salary continuation for nine (9) months following termination, and (ii) subject to Ms. Caughey’ copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Ms. Caughey had she remained employed with us until the earliest of (A) nine (9) months following termination, (B) Ms. Caughey’ eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Ms. Caughey’ COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Ms. Caughey’ employment is terminated by us without cause or Ms. Caughey resigns for good reason, in either case on or within twelve (12) months following a “change in control” (as defined in the Caughey Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) she will be entitled to receive a lump sum in cash equal to one (1) times the sum of (A) Ms. Caughey’ then-current annual base salary (or Ms. Caughey’ annual base salary in effect immediately prior to the change in control, if higher) plus (B) Ms. Caughey’ target annual cash incentive compensation for the year of termination (or Ms. Caughey’ target annual cash incentive compensation in effect immediately prior to the change in control, if higher), (ii) subject to Ms. Caughey’ copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Ms. Caughey had she remained employed with us until the earliest of (A) twelve (12) months following termination, (B) Ms. Caughey’ eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Ms. Caughey’ COBRA health continuation period, and (iii) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Ms. Caughey shall be accelerated.

The payments and benefits provided to Ms. Caughey in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Code and may subject Ms. Caughey to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Ms. Caughey in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Ms. Caughey.

Richard Chesworth, Ph.D.

Under the employment agreement we entered into with Dr. Chesworth in August 2020, or the Chesworth Employment Agreement, Dr. Chesworth served as our Chief Scientific Officer on an at-will basis. Dr. Chesworth’s employment terminated effective as of October 22, 2021, at which time he received the severance described below.

Pursuant to the Chesworth Employment Agreement, in the event that his employment were terminated by us without “cause” or Dr. Chesworth resigns for “good reason” (as each term is defined in the Chesworth Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he would be entitled to receive (i) base salary continuation for nine (9) months following termination, and (ii) subject to Dr. Chesworth’ copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we will cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Chesworth had he remained employed with us until the earliest of (A) nine (9) months following termination, (B) Dr. Chesworth’ eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Chesworth’ COBRA health continuation period.

In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Chesworth’ employment was terminated by us without cause or Dr. Chesworth resigns for good reason, in either case on or within twelve (12) months following a “change in control” (as defined in the Chesworth Employment Agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, (i) he would be entitled to receive a lump sum in cash equal to one (1) times the sum of (A) Dr. Chesworth’ then-current annual base salary (or Dr. Chesworth’ annual base salary in effect immediately prior to the change in control, if higher) plus (B) Dr. Chesworth’ target annual cash incentive compensation for the year of termination (or Dr. Chesworth’ target annual cash incentive compensation in effect immediately prior to the change in control, if higher), (ii) subject to Dr. Chesworth’ copayment of premium amounts at the applicable active employees’ rate and proper election to continue COBRA health coverage, we would cover the portion of the premium amount equal to the amount that we would have paid to provide health insurance to Dr. Chesworth had he remained employed with us until the earliest of (A) twelve (12) months following termination, (B) Dr. Chesworth’ eligibility for group medical plan benefits under any other employer’s group medical plan or (C) the end of Dr. Chesworth’ COBRA health continuation period, and (iii) 100% of all stock options and other stock-based awards subject solely to time-based vesting held by Dr. Chesworth shall be accelerated.

The payments and benefits provided to Dr. Chesworth in connection with a change in control may not be eligible for a federal income tax deduction for the company pursuant to Section 280G of the Code and may subject Dr. Chesworth to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Dr. Chesworth in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Dr. Chesworth.

In addition, each of our named executive officers previously entered into our standard confidential information, invention assignment, nonsolicitation and noncompetition agreement, which continues to remain in effect and contains protections of confidential information, requires the assignment of inventions and contains other restrictive covenants.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation and benefits payable to each named executive officer employed as of December 31, 2021 under our current employment agreements in various termination and/or change-in-control situations has been estimated in the table below, which assumes that such termination and/or change-in-control occurred on December 31, 2021 and that no non-competition provisions will be enforced following any such termination. The value of the equity vesting acceleration was calculated based on the assumption that the change-in-control and/or executive’s employment termination occurred on December 31, 2021, the last business day of the fiscal year ended December 31, 2021. For purposes of the following table, we have used $63.49 per share, which was the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2021, the last trading day of the year 2021, to estimate the value of our common stock upon acceleration. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares underlying stock options subject to vesting acceleration as of December 31, 2021 by the difference between the closing price of our common stock as reported on the Nasdaq Global Market on December 31, 2021 and the exercise price for such unvested stock options.

	Executive Benefits and Payment upon Termination	Termination by Company without Cause or Voluntary Resignation for Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason in Connection with a Change in Control ($)
Nello Mainolfi, Ph.D.	Cash severance payments	600,000	(1)	1,350,000	(2)
	Healthcare continuation	26,574	(3)	39,861	(4)
	Acceleration of equity award vesting	8,048,508	(5)	40,056,983	(6)

	Total	8,675,082		41,446,843

Bruce Jacobs, CFA, MBA	Cash severance payments	331,304	(7)	618,433	(8)
	Healthcare continuation	19,930	(9)	26,574	(10)
	Acceleration of equity award vesting	—		13,059,519	(6)

	Total	351,234		13,704,526

Jared Gollob, M.D.	Cash severance payments	345,005	(7)	644,008	(8)
	Healthcare continuation	19,930	(9)	26,574	(10)
	Acceleration of equity award vesting	—		10,051,496	(6)

	Total	364,935		10,722,078

Elaine Caughey, MBA	Cash severance payments	302,475	(7)	564,620	(8)
	Healthcare continuation	19,930	(9)	26,574	(10)
	Acceleration of equity award vesting	—		1,593,000	(6)

	Total	322,405		2,184,194

(1)	12 months base salary.
(2)	18 months base salary plus 2021 target annual cash incentive compensation.

(3)	Payment of the COBRA health insurance premiums until the earlier of (a) 12 months following the date of termination, or (b) the end of the COBRA health continuation period.
(4)	Payment of the COBRA health insurance premiums until the earlier of (a) 18 months following the date of termination, or (b) the end of the COBRA health continuation period.
(5)	Value attributable to acceleration of 25% of the then-unvested portion of any outstanding equity awards that were granted prior to the Company’s initial public offing on August 20, 2020.
(6)	Value attributable to acceleration of 100% of outstanding equity awards.
(7)	9 months base salary.
(8)	12 months base salary plus 2021 target annual cash incentive compensation.
(9)	Payment of the COBRA health insurance premiums until the earlier of (a) nine months following the date of termination, or (b) the end of the COBRA health continuation period.
(10)	Payment of the COBRA health insurance premiums until the earlier of (a) 12 months following the date of termination, or (b) the end of the COBRA health continuation period.

Limitation of Liability and Indemnification Agreements

Section 145 of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our Fourth Amended and Restated Certificate of Incorporation and bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the bylaws provide that:

•

we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors, our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

Compensation Committee Interlocks and Insider Participation

Steven Hall, Jeffrey Albers, and Donald W. Nicholson, Ph.D. served on our compensation committee in 2021. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, and none of the members of our compensation committee was an officer or employee of our company in the past fiscal year.

DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2021 for their services as members of the board of directors. Amounts paid to Dr. Mainolfi, our Founder, President and Chief Executive Officer and a director are presented above in the “Summary Compensation Table.” Dr. Mainolfi did not receive any compensation for his services as a director for the fiscal year ended December 31, 2021.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Bruce Booth, D.Phil.(2)	73,000	544,638	617,638
Steven Hall, Ph.D.(3)	45,000	544,638	589,638
Andrew Hedin(4)	21,590	—	21,590
Joanna Horobin, M.B., Ch.B.(5)	46,500	544,638	591,138
Jeffrey Albers(6)	41,418	544,638	586,056
Donald W. Nicholson, Ph.D.(7)	40,000	544,638	584,638
Gorjan Hrustanovic, Ph.D.(8)	39,000	544,638	583,638
Pamela Esposito, Ph.D.(9)	39,000	544,638	583,638
Elena Ridloff (10)	27,682	972,260	999,942

(1)

The amounts reported represent the aggregate grant date fair value of the stock options awarded to our non-employee directors during the fiscal year ended December 31, 2021, calculated in accordance with FASB, ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our non-employee directors upon the exercise of the stock options or any sale of the underlying shares of common stock.

(2)	As of December 31, 2021, Dr. Booth held stock options to purchase 60,190 shares of common stock, including options to purchase 20,063 shares of common stock granted in June 2021.
(3)	As of December 31, 2021, Dr. Hall held stock options to purchase 60,190 shares of common stock, including options to purchase 20,063 shares of common stock granted in June 2021.
(4)	Mr. Hedin’s term as a director ended on June 16, 2021.
(5)	As of December 31, 2021, Dr. Horobin held stock options to purchase 150,648 shares of common stock, including options to purchase 20,063 shares of common stock granted in June 2021.
(6)	As of December 31, 2021, Mr. Albers held stock options to purchase 91,539 shares of common stock, including options to purchase 20,063 shares of common stock granted in June 2021.
(7)	As of December 31, 2021, Dr. Nicholson held stock options to purchase 125,392 shares of common stock, including options to purchase 20,063 shares of common stock granted in June 2021.
(8)	As of December 31, 2021, Dr. Hrustanovic held stock options to purchase 60,190 shares of common stock, including options to purchase 20,063 shares of common stock granted in June 2021.
(9)	As of December 31, 2021, Dr. Esposito held stock options to purchase 60,190 shares of common stock, including options to purchase 20,063 shares of common stock granted in June 2021.
(10)

Ms. Ridloff joined our Board in March 2021. As of December 31, 2021, Ms. Ridloff held stock options to purchase 31,378 shares of common stock including option to purchase 20,919 shares of common stock granted in March 2021 and options to purchase 10,459 shares of common stock granted in June 2021.

Non-Employee Director Compensation Policy

In connection with our initial public offering, we implemented a non-employee director compensation policy, which we further amended in February 2022, pursuant to which our non-employee directors are eligible to receive the following cash retainer:

Annual Retainer
Board of Directors:
Members	$35,000
Retainer for non-executive chair	$65,000
Audit Committee:
Members (other than chair)	$7,500
Retainer for chair	$15,000
Compensation Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000

Our non-employee director compensation policy provides that, upon initial election to our board of directors, each non-employee director will be granted an option to purchase 24,000 shares of our common stock, or the Initial Grant. The Initial Grant will vest in 36 equal monthly installments over three years from the grant date, subject to continued service as a director through the applicable vesting date. Furthermore, on the date of each annual meeting of stockholders, each non-employee director who continues as a non-employee director following such meeting will be granted an option to purchase 12,000 shares of our common stock, or the Annual Grant. The Annual Grant will vest in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. Such awards are subject to full accelerated vesting upon the sale of the company.

The grant date fair value of all equity awards and all other cash compensation paid by us to any non-employee director in any calendar year for services as a non-employee director shall not exceed $750,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable non-employee director is initially elected or appointed to the board of directors.

We will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the board of directors and committees thereof.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF KYMERA THERAPEUTICS, INC.

Steven Hall, Ph.D., Chairperson
Jeffrey Albers, MBA
Donald W. Nicholson, Ph.D.

April 29, 2022

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the compensation agreements and other arrangements described under “Compensation Discussion and Analysis” and “Director Compensation” in this proxy statement and the transactions described below, since January 1, 2021, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Participation in our 2021 Offering and Concurrent Private Placement

In July 2021, in connection with our follow-on public offering, we sold an aggregate of 5,468,250 shares of our common stock, including the full exercise of the underwriters’ over-allotment option to purchase an additional 713,250 shares, at a public offering price of $47.00 per share. The aggregate gross proceeds before deducting underwriting discounts and other estimated offering expenses payable by us were approximately $257.0 million. The following table summarizes purchases of our shares of common stock by related persons in connection with our follow-on public offering.

Stockholder	Shares of Common Stock	Total Purchase Price
BVF Partners L.P. (Affiliated Entities)(1)	544,166	$25,575,802

(1)

Funds affiliated with BVF Partners L.P. are holders of five percent or more of our capital stock. Gorjan Hrustanovic, Ph.D. is affiliated with BVF Partners L.P. and is a member of our board of directors.

Concurrent with such follow-on public offering, we sold 49,928 shares of common stock at $47.00 per share in a private placement to Vertex Pharmaceuticals Incorporated, or Vertex, for aggregate gross proceeds of $2.3 million.

Collaboration Agreements

Vertex Collaboration Agreement

On May 9, 2019, we entered into a collaboration agreement with Vertex setting forth a strategic research and development program between the parties to advance small molecule protein degraders against multiple targets. As initial consideration for the collaboration, Vertex paid us $70 million upfront, which amount included a $20 million equity investment in us through the purchase of 3,059,695 shares of our Series B-1 convertible preferred stock. Vertex holds five percent or more of our capital stock.

Participation Agreements

On May 9, 2019, we entered into a participation agreement with Vertex granting Vertex the right to purchase shares of our common stock in a private placement that would close concurrently with our initial public offering and to purchase shares of our common stock in connection with any follow-on offering (as defined in the participation agreement) consummated prior to May 9, 2023. Vertex is a holder of five percent or more of our capital stock.

On March 11, 2020, we entered into participation agreements with funds affiliated with BVF Partners L.P. granting such funds the right to purchase shares of our common stock in connection with any follow-on offering (as defined in the participation agreement) consummated prior to August 25, 2024. Funds affiliated with BVF Partners L.P. collectively hold five percent or more of our capital stock.

On March 11, 2020, we entered into participation agreements with funds affiliated with Redmile Group, LLC granting such funds the right to purchase shares of our common stock in connection with any follow-on offering (as defined in the participation agreement) consummated prior to August 25, 2024. Funds affiliated with Redmile Group, LLC collectively hold five percent or more of our capital stock.

Indemnification Agreements

In connection with our initial public offering in August 2020, we entered into new agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Policies for Approval of Related Party Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. Prior to our initial public offering in August 2020, the material facts as to the related party’s relationship or interest in the transaction were disclosed to our board of directors prior to their consideration of such transaction, and the transaction was not considered approved by our board of directors unless a majority of the directors who are not interested in the transaction approved the transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction were disclosed to the stockholders, who must approve the transaction in good faith.

In connection with our initial public offering in August 2020, we adopted a written related party transactions policy that provides that such transactions must be approved by our audit committee. This policy became effective on August 20, 2020. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 31, 2022 by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than five percent of our capital stock.

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The column entitled “Shares Beneficially Owned” is based on a total of 51,716,193 shares of our common stock outstanding as of March 31, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities as well as any shares of common stock that the person has the right to acquire within 60 days of March 31, 2022 through the exercise of stock options or other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with Atlas Venture Partners(1)	6,875,698	13.30%
Entities affiliated with BVF Partners L.P.(2)	3,586,658	6.94%
T. Rowe Price Associates, Inc.(3)	3,550,528	6.87%
Entities affiliated with BlackRock, Inc.(4)	3,397,540	6.57%
Vertex Pharmaceuticals Incorporated(5)	3,201,049	6.19%
Entities affiliated with the Vanguard Group(6)	2,957,174	5.72%
Entities affiliated with Wellington Investment Advisors(7)	2,694,814	5.21%
Entities affiliated with Redmile Group, LLC(8)	2,587,730	5.00%
Named Executive Officers, Other Executive Officers, and Directors:
Nello Mainolfi, Ph.D.(9)	1,332,033	2.53%
Jared Gollob, M.D.(10)	256,450	*
Bruce Jacobs, CFA, MBA(11)	272,223	*
Elaine Caughey, MBA(12)	2,277	*
Richard Chesworth, Ph.D.	—	—
Jeffrey Albers, J.D., MBA(13)	37,778	*
Bruce Booth, D.Phil.(1)	6,899,105	13.33%
Pamela Esposito, Ph.D.(14)	22,292	*
Steven Hall, Ph.D.(15)	23,407	*
Joanna Horobin, M.B., Ch.B.(16)	97,871	*
Gorjan Hrustanovic, Ph.D.(17)	23,407	*
John Maraganore, Ph.D.(18)	2,666	*
Donald W. Nicholson, Ph.D.(19)	97,870	*
Elena Ridloff, CFA(20)	8,135	*
All executive officers and directors as a group (13 persons)(21)	9,075,514	17.01%

*	Represents beneficial ownership of less than one percent.
(1)

Based on a Schedule 13G/A filed with the SEC on February 11, 2022 by Atlas Venture Fund X, L.P., or Atlas Fund X, Atlas Venture Associates X, L.P., or Atlas Associates X, Atlas Venture Associates X, LLC, or AVA X, Atlas Venture Opportunity Fund I, L.P., or AVOF I, Atlas Venture Associates Opportunity I, L.P., or AVAO I, and Atlas Venture Associates Opportunity I, LLC, or AVAO LLC, consists of (i) 5,763,012 shares of common stock held by Atlas Fund X, and (ii) 1,112,686 shares of common stock held by AVOF I. Atlas Associates X is the general partner of Atlas Fund X, and AVA X is the general partner of Atlas Associates X. AVAO I is the general partner of AVOF I, and AVAO LLC is the general partner of AVAO I. Peter Barrett, Bruce Booth, Jean- François Formela, David Grayzel and Jason Rhodes are the members of AVA X and collectively make investment decisions on behalf of Atlas Fund X. Kevin Bitterman, Bruce Booth, Jean-François Formela, David Grayzel and Jason Rhodes are the members of AVAO LLC and collectively make investment decisions on behalf of AVOF I. As of March 31, 2022, Dr. Booth beneficially owned 23,407 shares of common stock underlying certain call options which will vest within 60 days of March 31, 2022. Dr. Booth is also a member of our board of directors. Dr. Booth disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. The address for Atlas Fund X and AVOF I is 300 Technology Square, 8th Floor, Cambridge, Massachusetts 02139.

(2)

Based on a Schedule 13D/A filed with the SEC on January 31, 2022 by Biotechnology Value Fund, L.P., or BVF, BVF I GP LLC, or BVF GP, Biotechnology Value Fund II, L.P., or BVF2, BVF II GP LLC, or BVF2 GP, Biotechnology Value Trading Fund OS LP, or Trading Fund OS, BVF Partners OS Ltd., or Partners OS, BVF GP Holdings LLC, or BVF GPH, BVF Partners L.P., or Partners, BVF Inc., Mark N. Lampert and Gorjan Hrustanovic, consists of (i) 1,900,272 shares of common stock held by BVF, (ii) 1,395,925 shares of common stock held by BVF2, (iii) 208,538 shares of common stock held by Trading Fund OS and (iv) 81,923 shares of common stock held by a certain managed account, or the Partners Managed Account. BVF GP, as the general partner of BVF, may be deemed to beneficially own the 1,900,272 shares of common stock beneficially owned by BVF. BVF2 GP, as the general partner of BVF2, may be deemed to beneficially own the 1,395,925 shares of common stock beneficially owned by BVF2. Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the 208,538 shares of common stock beneficially owned by Trading Fund OS. BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 3,296,197 shares of common stock beneficially owned in the aggregate by BVF and BVF2. Partners, as the general partner of BVF, BVF2, the investment manager of Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 3,586,658 shares of common stock beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS and held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 3,586,658 shares of common stock beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 3,586,658 shares of common stock beneficially owned by BVF Inc. As of March 31, 2022, Dr. Hrustanovic beneficially owned 23,407 shares of common stock underlying certain call options which will vest within 60 days of March 31, 2022. Dr. Hrustanovic is also a member of our board of directors. Dr. Hrustanovic disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. The business address of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, Partners, BVF Inc., Mr. Lampert and Dr. Hrustanovic is 44 Montgomery St., 40th Floor, San Francisco, California 94104. The business address of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2022, T. Rowe Price Associates, Inc. has sole voting power over 802,917 shares of our common stock and sole dispositive power over 3,550,528 shares of our common stock. The principal business office of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland, 21202.

(4)

Based on a Schedule 13G filed with the SEC on February 4, 2022, BlackRock, Inc. has sole voting power over 3,367,253 shares of our common stock and sole dispositive power over 3,397,540 shares of our common stock. The principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)

Based in part on a Schedule 13D filed with the SEC on September 3, 2020 by Vertex Pharmaceuticals Incorporated. The principal place of business Vertex Pharmaceuticals Incorporated is 50 Northern Avenue, Boston, Massachusetts 02210.

(6)

Based on a Schedule 13G filed with the SEC on February 9, 2022, The Vanguard Group has shared voting power over 64,424 shares of our common stock, shared dispositive power over 88,187 shares of our common stock and sole dispositive power over 2,868,987 shares of our common stock. The principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)

Based on a Schedule 13G filed with the SEC on February 9, 2022, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 2,272,004 shares of our common stock and shared dispositive power over 2,694,814 shares of our common stock. The principal business office of each entity is c/o Welling Management Company LLP, 280 Congress Street, Boston, MA 02210.

(8)

Based on a Schedule 13G/A filed with the SEC on February 14, 2022 by Redmile Group LLC and Jeremy C. Green, consists of 2,587,730 shares of common stock held by certain private investment vehicles and/or separately managed accounts managed by Redmile Group, LLC, which shares of common stock may be deemed beneficially owned by Redmile Group, LLC as investment manager of such private investment vehicles and/or separately managed accounts. The shares may also be deemed beneficially owned by Jeremy C. Green as the principal of Redmile Group, LLC. Redmile Group, LLC and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of Redmile Group, LLC is One Letterman Drive, Building D, Suite D-3-300, San Francisco, CA 94129.

(9)	Consists of (i) 482,199 shares of common stock held by Dr. Mainolfi and (ii) 849,834 shares subject to options held by Dr. Mainolfi that are vested and exercisable within 60 days of March 31, 2022.
(10)	Consists of (i) 24,657 shares of common stock held by Dr. Gollob and (ii) 231,793 shares subject to options held by Dr. Gollob that are vested and exercisable within 60 days of March 31, 2022.
(11)	Consists of (i) 27,514 shares of common stock held by Mr. Jacobs and (ii) 244,709 shares subject to options held by Mr. Jacobs that are vested and exercisable within 60 days of March 31, 2022.
(12)	Consists of 2,277 shares subject to options held by Ms. Caughey that are vested and exercisable within 60 days of March 31, 2022.
(13)	Consists of 37,778 shares subject to options held by Mr. Albers that are vested and exercisable within 60 days of March 31, 2022.
(14)	Consists of 22,292 shares subject to options held by Dr. Esposito that are vested and exercisable within 60 days of March 31, 2022.
(15)	Consists of 23,407 shares subject to options held by Dr. Hall that are vested and exercisable within 60 days of March 31, 2022.
(16)	Consists of 97,871 shares subject to options held by Dr. Horobin that are vested and exercisable within 60 days of March 31, 2022.
(17)	Consists of 23,407 shares subject to options held by Dr. Hrustanovic that are vested and exercisable within 60 days of March 31, 2022.
(18)	Consists of 2,666 shares subject to options held by Dr. Maraganore that are vested and exercisable within 60 days of March 31, 2022.
(19)	Consists of (i) 25,255 shares of common stock held by Dr. Nicholson and (ii) 72,615 shares subject to options held by Dr. Nicholson that are vested and exercisable within 60 days of March 31, 2022.
(20)	Consists of 8,135 shares subject to options held by Ms. Ridloff that are vested and exercisable within 60 days of March 31, 2022.
(21)	Includes options to purchase 1,640,191 shares of common stock exercisable within 60 days of March 31, 2022 held by executive officers and directors.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Kymera Therapeutics’ financial statements and financial reporting process and systems of internal controls regarding finance, accounting and compliance with legal and regulatory requirements, (2) the qualifications, independence and performance of Kymera Therapeutics’ independent registered public accounting firm, (3) the performance of Kymera Therapeutics’ internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for the preparation of Kymera Therapeutics’ financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Kymera Therapeutics’ financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Kymera Therapeutics for the fiscal year ended December 31, 2021. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Kymera Therapeutics be included in Kymera Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF KYMERA THERAPEUTICS, INC.

Elena Ridloff, CFA, Chairperson
Pamela Esposito, Ph.D.
Joanna Horobin, M.B., Ch.B.

April 29, 2022

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Kymera Therapeutics, Inc., 200 Arsenal Yards Blvd., Suite 230, Watertown, Massachusetts 02472, Attention: Corporate Secretary, telephone: 857-285-5300. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2023 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 30, 2022. However, if the date of the 2023 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Kymera Therapeutics, Inc., 200 Arsenal Yards Blvd., Suite 230, Watertown, Massachusetts 02472, Attention: Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is convened more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, or if no annual meeting were held in the preceding year, a stockholder’s notice must be so received not later than the close of business on the later of (A) the 90th day prior to the scheduled date of such annual meeting or (B) the tenth day following the day on which public announcement of the date of such annual meeting was first made. For stockholder proposals to be brought before the 2023 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices not later than March 17, 2023 and no earlier than February 15, 2023. Stockholder proposals and the required notice should be addressed to Kymera Therapeutics, Inc., 200 Arsenal Yards Blvd., Suite 230, Watertown, Massachusetts 02472, Attention: Corporate Secretary.

To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days prior to the anniversary of the Annual Meeting, or April 16, 2023.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D80755-P72813 Nominees: 01) Jeffrey Albers, J.D., MBA 02) Joanna Horobin, M.B., Ch.B. NOTE: To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. 2. To approve, on a non-binding advisory basis, the compensation of our named executive officers; 3. To recommend, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers; 4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and 1. To elect two class II directors to our Board of Directors, to serve until the 2025 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal; For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. KYMERA THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote 1 YEAR for the following proposal: The Board of Directors recommends you vote FOR the following proposal: KYMERA THERAPEUTICS, INC. 200 ARSENAL YARDS BLVD., SUITE 230 WATERTOWN, MA 02472 ! ! ! For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! ! ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/KYMR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received no later than June 14, 2022 to be voted at the annual meeting. SCAN TO VIEW MATERIALS & VOTE w

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. D80756-P72813 KYMERA THERAPEUTICS, INC. Annual Meeting of Shareholders June 15, 2022 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Nello Mainolfi and Bruce Jacobs, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of KYMERA THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on June 15, 2022, at www.virtualshareholdermeeting.com/KYMR2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side